Exhibit 99.2

The Redwood Review

Fourth Quarter 2016

Redwood Trust

T A B L E O F C O N T E N T S

THE REDWOOD REVIEW I 4TH QUARTER 2016
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C A U T I O N A R Y S T A T E M E N T

This Redwood Review contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan,” and similar expressions or their negative forms, or by references to strategy, plans, goals, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are described below and may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-K, 10-Q, and 8-K. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
Statements regarding the following subjects, among others, are forward-looking by their nature: (i) statements we make regarding Redwood’s business strategy and strategic focus, including statements relating to our confidence in our overall market position, strategy and long-term prospects, and our belief in the long-term efficiency of private label securitization as a form of mortgage financing; (ii) statements related to our financial outlook and expectations for 2017, including with respect to: 2017 GAAP earnings (including that we expect net earnings to exceed our recent historical annual dividend payouts), target returns on our residential investments, net interest income on our portfolio of residential loans held for investment and our residential securities (including that we expect similar returns on our residential loan portfolio as generated in 2016, growth in net interest income on our residential securities portfolio, and fewer portfolio sales and realized gains on our residential securities portfolio relative to 2016), expected sales of a portion of our conforming MSR portfolio, expectations regarding our deployment of capital available for investment (including that we expect to redeploy capital from commercial mezzanine loan sales towards residential and multi-family investments), residential mortgage banking activities (including that we expect to purchase $5 billion to $6 billion of loans for 2017 and that we expect long-term margins to average 75 to 100 basis points), operating expenses in 2017, and our effective tax rate and tax provision in 2017; (iii) statements we make regarding our outlook on federal regulation and its impact on the mortgage market, the financial services industry, housing policy, and GSE reform; (iv) statements regarding the private-label RMBS market, our expectation of higher issuance volumes industry-wide in 2017, and statements regarding Sequoia securitization activity in 2017; (v) statements regarding our residential investment portfolio, including our expectations regarding investments held at our FHLB-member subsidiary and the financing for such investments, and that we expect continued opportunities to invest in GSE-issued securities that transfer credit risk on residential and multi-family properties; (vi) statements regarding our mortgage banking activities, and our belief that our expanded-prime Redwood Choice loan program will represent the most significant area of growth for our mortgage banking platform; (vii) statements relating to acquiring residential mortgage loans in the future that we

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C A U T I O N A R Y S T A T E M E N T

have identified for purchase or plan to purchase, including the amount of such loans that we identified for purchase during the fourth quarter of 2016 and at December 31, 2016, and statements relating to expected fallout and the corresponding volume of residential mortgage loans expected to be available for purchase; (viii) statements relating to our estimate of our available capital (including that we estimate our capital available for investments at December 31, 2016 to be approximately $270 million); (ix) statements we make regarding our dividend policy, including our intention to pay a regular dividend of $0.28 per share per quarter in 2017; and (x) statements regarding our expectations and estimates relating to the characterization for income tax purposes of our dividend distributions, our expectations and estimates relating to tax accounting, tax liabilities and tax savings, and GAAP tax provisions, our estimates of REIT taxable income and TRS taxable income, and our anticipation of additional credit losses for tax purposes in future periods (and, in particular, our statement that, for tax purposes, we expect an additional $22 million of tax credit losses on residential securities we currently own to be realized over an estimated three- to five-year period).
Important factors, among others, that may affect our actual results in 2017 include: the pace at which we redeploy our available capital into new investments; interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan distribution channel; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; changes in the values of assets we own; general economic trends, the performance of the housing, real estate, mortgage, credit, and broader financial markets, and their effects on the prices of earning assets and the credit status of borrowers; federal and state legislative and regulatory developments, and the actions of governmental authorities, including the new U.S. presidential administration, and in particular those affecting the mortgage industry or our business (including, but not limited to, the Federal Housing Finance Agency’s rules relating to FHLB membership requirements and the implications for our captive insurance subsidiary’s membership in the FHLB); strategic business and capital deployment decisions we make; developments related to the fixed income and mortgage finance markets and the Federal Reserve’s statements regarding its future open market activity and monetary policy; our exposure to credit risk and the timing of credit losses within our portfolio; the concentration of the credit risks we are exposed to, including due to the structure of assets we hold and the geographical concentration of real estate underlying assets we own; our exposure to adjustable-rate mortgage loans; the efficacy and expense of our efforts to manage or hedge credit risk, interest rate risk, and other financial and operational risks; changes in credit ratings on assets we own and changes in the rating agencies’ credit rating methodologies; changes in interest rates; changes in mortgage prepayment rates; changes in liquidity in the market for real estate securities and loans; our ability to finance the acquisition of real estate-related assets with short-term debt; the ability of counterparties to satisfy their obligations to us; our involvement in securitization transactions, the profitability of those transactions, and the risks we are exposed to in engaging in securitization transactions; exposure to claims and litigation, including litigation arising from our involvement in securitization

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C A U T I O N A R Y S T A T E M E N T

transactions; whether we have sufficient liquid assets to meet short-term needs; our ability to successfully compete and retain or attract key personnel; our ability to adapt our business model and strategies to changing circumstances; changes in our investment, financing, and hedging strategies and new risks we may be exposed to if we expand our business activities; our exposure to a disruption or breach of the security of our technology infrastructure and systems; exposure to environmental liabilities; our failure to comply with applicable laws and regulations; our failure to maintain appropriate internal controls over financial reporting and disclosure controls and procedures; the impact on our reputation that could result from our actions or omissions or from those of others; changes in accounting principles and tax rules; our ability to maintain our status as a REIT for tax purposes; limitations imposed on our business due to our REIT status and our status as exempt from registration under the Investment Company Act of 1940; decisions about raising, managing, and distributing capital; and other factors not presently identified.
This Redwood Review may contain statistics and other data that in some cases have been obtained from or compiled from information made available by servicers and other third-party service providers.

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I N T R O D U C T I O N

Note to Readers:

We file annual reports (on Form 10-K) and quarterly reports (on Form 10-Q) with the Securities and Exchange Commission. These filings and our earnings press releases provide information about Redwood and our financial results in accordance with generally accepted accounting principles (GAAP). We urge you to review these documents, which are available through our website, www.redwoodtrust.com.
This document, called The Redwood Review, is an additional format for providing information about Redwood through a discussion of our GAAP financial results, as well as other metrics, such as taxable income. Supplemental information is also provided in the Financial Tables in this Review to facilitate more detailed understanding and analysis of Redwood. We also provide non-GAAP financial measures in this Review. When we use non-GAAP financial measures it is because we believe that these figures provide additional insight into Redwood’s business. In each case in which we discuss a non-GAAP financial measure we provide an explanation of how it has been calculated, why we think the figure is important, and a reconciliation between the GAAP and non-GAAP figures.
References herein to “Redwood,” the “company,” “we,” “us,” and “our” include Redwood Trust, Inc. and its consolidated subsidiaries. Note that because we round numbers in the tables to millions, except per share amounts, some numbers may not foot due to rounding. References to the “fourth quarter” refer to the quarter ended December 31, 2016, and references to the “third quarter” refer to the quarter ended September 30, 2016, unless otherwise specified.
We hope you find this Review helpful to your understanding of our business. We thank you for your input and suggestions, which have resulted in our changing the form and content of The Redwood Review over time.

Selected Financial Highlights

Quarter:Year	GAAP Income per Share	REIT Taxable Income per Share (1)	Annualized GAAP Return on Equity	GAAP Book Value per Share	Dividends per Share
Q416	$0.31	$0.34	9%	$14.96	$0.28
Q316	$0.58	$0.34	19%	$14.74	$0.28
Q216	$0.48	$0.36	15%	$14.20	$0.28
Q116	$0.15	$0.23	4%	$14.17	$0.28
Q415	$0.46	$0.37	14%	$14.67	$0.28
Q315	$0.22	$0.29	6%	$14.69	$0.28
Q215	$0.31	$0.21	9%	$14.96	$0.28
Q115	$0.16	$0.18	5%	$15.01	$0.28
Q414	$0.31	$0.20	9%	$15.05	$0.28

(1)	REIT taxable income per share for 2016 is an estimate until we file our tax return.

THE REDWOOD REVIEW I 4TH QUARTER 2016
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S H A R E H O L D E R L E T T E R

Dear Fellow Shareholders:
We had a very productive year in 2016. We finished the year in a strong financial position and generated attractive returns for shareholders after making some difficult, but necessary modifications to our strategy. Most importantly, we ended the year with a more focused, capable, and efficient investment platform that is well positioned for the current winds of change in the mortgage market. As many industry participants have noticed, the early tone from the new Administration in Washington seems favorable for private capital investors such as Redwood.
In keeping with tradition, we will begin this fourth quarter Shareholder Letter with a review of our key financial metrics and accomplishments from the past fiscal year. We’ll then discuss our recent investment activity as well as our progress in expanding our jumbo mortgage banking franchise. Finally, we’ll offer our thoughts on what we see ahead in Washington, and close with our company outlook and big picture goals for 2017.
2016 Highlights
We are pleased with what the Redwood team accomplished in 2016. After incurring $10 million of restructuring charges, we generated an 11.8% GAAP Return on Equity (ROE), grew GAAP book value, shored up our balance sheet by reducing short-term repurchase debt, and freed up capital internally for reinvestment through the profitable sale of our commercial mezzanine loan portfolio. We also delivered attractive and consistent quarterly dividends to shareholders that contributed to a total shareholder return of 25% for the year.
For the full year 2016, GAAP earnings were $1.54 per share, as compared with $1.18 per share in 2015. Our GAAP book value per share was $14.96 at the end of 2016, up from $14.74 at the end of the third quarter and $14.67 at the end of 2015. For the fourth quarter of 2016, our GAAP earnings were $0.31 per share, as compared with $0.58 per share for the third quarter of 2016. Our non-GAAP core earnings were $0.33 per share for the fourth quarter of 2016, as compared with $0.39 per share for the third quarter of 2016. Core earnings are reconciled to GAAP earnings on page 11 in the Quarterly Overview section that follows.
We deployed $91 million of capital in the fourth quarter toward new investments, bringing our total capital deployed (including common share repurchases) to $419 million for the full year 2016. At December 31, 2016, we estimate that our capital available for investments was approximately $270 million.

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S H A R E H O L D E R L E T T E R

Investment Portfolio
Efficiently deploying our available capital at attractive returns is at the forefront of our priorities in 2017, and we remain focused on new and innovative ways to take credit risk on residential loans. Through the first eight weeks of 2017, we have deployed $123 million of capital into new investments and are confident that we will be able to deploy our remaining excess capital on a disciplined and prudent basis across a broad spectrum of opportunities. Comments from the recently confirmed U.S. Treasury Secretary that the federal government will likely move toward reducing its outsized role in the mortgage markets and exposure to credit risk are consistent with our desire to deploy more capital in this space.
Consistent with the past few quarters, the economics of the private-label RMBS market continue to be attractive, and we expect it will result in higher issuance volumes in 2017, as well as a greater amount of subordinate securities available for investment. We also expect continued opportunities to invest in GSE-issued securities that transfer credit risk on both single-family residential and multi-family properties to the private sector. In addition to risk transfer transactions for newly-originated loans, we are seeing a growing market for GSE-issued and bank-issued securitizations backed by non-traditional loans. As we evaluate these and other areas to invest our capital, we will continue to optimize our holdings through efficient funding channels that include our $2 billion credit facility at the Federal Home Loan Bank of Chicago, as well as traditional Wall Street repurchase facilities.
Residential Mortgage Banking
Our jumbo residential mortgage banking business has begun 2017 on a productive note, as investor demand for yield continues to drive the market. We completed three securitization transactions in 2016, and have already completed two through the first two months of 2017. All of our recent securitizations have been backed primarily by 30-year, fixed-rate loans purchased through our traditional prime jumbo program, Redwood Select, and are not subject to the risk retention rules set forth under the Dodd-Frank Act.
We continue to believe that our expanded-prime Redwood Choice loan program will represent the most significant area of growth for our conduit going forward. Currently, over 70% of our sellers have rolled out the Choice program and over 90% of these sellers have begun locking Choice loans. As compared to our traditional prime Select program, the expanded-prime loans we have purchased, on average, have loan-to-value ratios about six points higher, credit scores about 30 points lower and fewer liquid reserves. Additionally, yields on expanded-prime loans average about 125 basis points higher than on our traditional prime loans. Thus far, our distribution strategy for the expanded-prime program has been to sell the loans to whole loan investors in order to continue refining and validating our product set and pricing parameters. In time, we believe it will make sense to hold Choice loans for long-term investment, or to securitize the loans, enabling us to add attractive securities to our portfolio.

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S H A R E H O L D E R L E T T E R

With expanded-prime loans increasing as a percentage of our jumbo volume, and securitization execution improving in recent quarters, our long-term expectation is that gross margins for our jumbo business will average 75-100 basis points, versus our previous expectations of 50-75 basis points. We expect overall purchase volume levels in the $5 billion-to-$6 billion range in 2017, factoring in anticipated declines in industry origination volumes as a result of rising interest rates and declining refinance activity.
Regulatory Landscape
Like many of you, we have a strong interest in making sense of all the changes underway in Washington and to develop a better understanding of how the new Administration’s policies will impact the mortgage market. While no one really knows for sure how policies will play out, our view is that federal regulation will trend in a direction that favors private capital and away from government dominance in the mortgage market. Indications in Washington give us hope that the highly contentious approach to financial services regulation since Dodd-Frank was passed will give way to more balanced and sensible government policies. Those policy changes are expected to include governance changes to the Consumer Financial Protection Bureau (CFPB) and much needed clarity on the application and meaning of the agency’s many regulations and pronouncements. We believe the change in regulatory focus will remove barriers that have kept large segments of private capital from reentering the mortgage market, and will actively begin to shrink the government’s role in the mortgage market.
While the trend looks positive, we are realistic about the speed of change. The Administration has issued Executive Orders intended to begin the process of regulatory reform, however those Orders do not apply to the many independent regulators that are responsible for implementing the Dodd-Frank Act. Therefore, substantial reform may not be completed until the Administration has its officials in place at those regulatory agencies, or Congress has passed a law amending Dodd-Frank. Both of those steps appear to be underway. In addition, the new Treasury Secretary has expressed a strong desire to finally get GSE reform legislation enacted, which will likely result in private capital taking the leading role as the investor in mortgage credit risk. We welcome all those policy developments and we will aggressively position Redwood to take advantage of the opportunities that open up.
2017 Outlook
Starting off with the big picture, we are and remain patient, long-term credit investors. We think in terms of years, not quarters. Using that lens, we are bullish on our business model and our future growth prospects. We see private capital investors continuing to advance and becoming the leading holders of credit risk in the mortgage markets. Additionally, in a low-yield investment world, having a loan conduit that serves to both create investments and generate fees is a key competitive advantage.

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S H A R E H O L D E R L E T T E R

If we narrow the view to 2017, our number one priority is efficiently and attractively investing our available capital. We continue to expect to generate a level of GAAP earnings that exceeds our recent historical dividend payouts of $1.12 per share annually. As many of our shareholders are aware, our business entails a “lumpy” pace for capital deployment that doesn't always align perfectly with the quarterly run-rate metrics typically used for a publicly traded company. Most of the assets we acquire or create have long return horizons and are illiquid in nature, and may not be consistently available or attractively priced. Therefore, generating excess returns in 2017 will largely depend on our ability to deploy our excess capital in an efficient but prudent manner while maintaining our long-term, value-driven approach to investing.
Aside from our primary investment objectives, we expect our residential mortgage banking business to meaningfully contribute to earnings in 2017. Our team is already off to a solid start to the year having completed two profitable securitizations, and is eying additional securitization activity - something we would not have anticipated as recently as December in the wake of interest rate volatility following the U.S. presidential election. We continue to feel very positive about our ability to capitalize on opportunities that arise in the market, as well as those we can create ourselves in order to generate additional net interest income that translates into compelling, long-term shareholder value.
We are excited to watch our business and industry evolve in 2017 and we thank you for your continued support.

Marty Hughes	Christopher J. Abate
Chief Executive Officer	President and Chief Financial Officer

THE REDWOOD REVIEW I 4TH QUARTER 2016
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Q U A R T E R L Y O V E R V I E W

Fourth Quarter Highlights

Ñ
Our GAAP earnings were $0.31 per share for the fourth quarter of 2016, as compared with $0.58 per share for the third quarter of 2016. Fourth quarter GAAP results reflected the adverse impact of sharp increases in interest rates on our investment portfolio loan valuations and hedges. This was partially offset by lower operating expenses and higher mortgage banking income in the fourth quarter.

Ñ
Our non-GAAP core earnings were $0.33 per share for the fourth quarter of 2016, as compared with $0.39 per share for the third quarter of 2016. Fourth quarter core earnings declined due to lower commercial net interest income and lower gain on sale income relative to the third quarter, during which we sold the majority of our commercial mezzanine loan portfolio. A reconciliation of GAAP net income to core earnings is included in the GAAP and Core Earnings section that follows on page 11.

Ñ
Our GAAP book value was $14.96 per share at December 31, 2016, as compared with $14.74 per share at September 30, 2016. This increase was primarily driven by our quarterly earnings exceeding our dividend and an increase in the value of interest rate derivatives hedging our long-term debt.

Ñ
We deployed $91 million of capital in the fourth quarter of 2016 toward new investments, including $44 million in residential CRT securities, $20 million in Agency commercial multi-family securities, $25 million in Sequoia and third-party RMBS, and $2 million in MSRs.

Ñ
We sold $14 million of securities and $24 million of MSRs from our investment portfolio during the fourth quarter of 2016, generating realized gains of $1 million and freeing up $30 million of capital for reinvestment after the repayment of associated debt.

Ñ
We received $28 million of net cash proceeds and generated $1 million of realized gains from the sale and prepayment of all but one of our remaining commercial mezzanine loans during the fourth quarter.

Ñ
We purchased $1.1 billion of residential jumbo loans during the fourth quarter of 2016 and $4.9 billion of residential loans for the full year 2016. At December 31, 2016, our pipeline of jumbo residential loans identified for purchase was $0.9 billion.

Ñ Residential loan sales totaled $1.3 billion during the fourth quarter of 2016 and included $914 million of whole loan sales to third parties and $355 million of loans that were securitized. For the full year 2016, residential loan sales totaled $4.1 billion and included $3.1 billion of whole loan sales to third parties and $1.1 billion of loans that were securitized.
Ñ For a discussion of our key business drivers in 2017, please see the 2017 Financial Outlook section of this Redwood Review.

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Q U A R T E R L Y O V E R V I E W

GAAP Net Income and Reconciliation to Non-GAAP Core Earnings
Below we present GAAP net income and a reconciliation to non-GAAP core earnings for the fourth and third quarters of 2016. Further information about Redwood's core earnings measure and how it is used by management is included in the Core Earnings Definition section of the Appendix.

GAAP Net Income and Reconciliation to Non-GAAP Core Earnings
($ in millions, except per share data)
	Three Months Ended
	12/31/2016	9/30/2016

Interest income	$56	$61
Interest expense	(21)	(22)
Net interest income	36	39

Reversal of provision for loan losses	—	1
Non-interest income
Mortgage banking activities, net	14	10
MSR income, net	2	4
Investment fair value changes, net	(10)	12
Other income	2	2
Realized gains, net	2	7
Total non-interest income, net	10	34

Operating expenses	(18)	(20)
Provision for income taxes	(2)	(1)

GAAP net income	$25	$53

Core earnings adjustments
Eliminate mark-to-market changes on long-term investments (1)	35	(14)
Eliminate mark-to-market changes on derivatives associated with long-term investments (1)	(34)	(6)
Income tax adjustments associated with core earnings adjustments (2)	1	—
Core earnings	$27	$33

GAAP net income per diluted common share	$0.31	$0.58
Core earnings per diluted common share (3)	$0.33	$0.39

(1)
Adjustments eliminate the mark-to-market changes on the fair value of loans held-for-investment, trading securities, other investments, and associated derivatives that are primarily related to changes in benchmark interest rates and credit spreads. Details on the components of investment fair value changes, net, are included in the Financial Insights section of this Redwood Review.

(2)
We apply estimated effective tax rates to core earnings adjustments occurring within Redwood's taxable REIT subsidiaries to estimate the hypothetical income tax expense or benefit associated with those adjustments.

(3)
Consistent with the calculation of net income per diluted common share for GAAP purposes, core earnings per diluted common share is calculated following the "two-class" method. Additional information on the calculation of core earnings using the "two-class" method can be found in Table 2 in the Financial Tables section of the Appendix to this Redwood Review.

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Q U A R T E R L Y O V E R V I E W

Analysis of Earnings

Ñ
To calculate core earnings, one of the adjustments we make to GAAP earnings is to eliminate mark-to-market changes on the fair value of our long-term investments (and associated derivatives) that are primarily related to changes in benchmark interest rates and spreads. This adjustment reduced investment fair value changes, net, by $1 million to an expense of $9 million for the fourth quarter of 2016, as compared with an expense of $8 million for the third quarter of 2016.

Ñ
Net interest income was $36 million for the fourth quarter, as compared with $39 million for the third quarter. Our fourth quarter net interest income from residential investments was consistent with the third quarter, but overall net interest income decreased quarter-over-quarter due to the sale of all but one of our commercial loans during the second half of 2016.

Ñ
Mortgage banking activities, net, was $14 million for the fourth quarter, as compared with $10 million for the third quarter. Mortgage banking activities, net, for the fourth quarter benefited from higher gross margins, which more than offset seasonally lower volume as compared with the third quarter.

Ñ
MSR income was $2 million for the fourth quarter, as compared with $4 million for the third quarter. MSR income declined in the fourth quarter as hedging costs increased due to the sharp increase in interest rates during the fourth quarter.

Ñ
We realized gains of $2 million during the fourth quarter, which included $1 million from the sale of $11 million of available-for-sale securities and $1 million from the sale of $16 million of commercial mezzanine loans, as compared with realized gains of $7 million during the third quarter, which included $5 million of realized gains from the sale of commercial mezzanine loans and $2 million from the sale of available-for-sale securities.

Ñ
Operating expenses were $18 million in the fourth quarter, as compared with $20 million in the third quarter. The decline reflects a reduction in variable compensation expense due to lower earnings in the fourth quarter relative to the third quarter.

Ñ
We recorded a tax provision of $2 million during the fourth quarter, as compared with $1 million for the third quarter. A reconciliation of GAAP and taxable income is set forth in Table 4 in the Financial Tables section of the Appendix to this Redwood Review.

Ñ	Additional details on our earnings are included in the GAAP Results by Business Segment portion of the Financial Insights section that follows.

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Q U A R T E R L Y O V E R V I E W

GAAP Book Value
Our GAAP book value at December 31, 2016, was $14.96 per share, as compared with $14.74 per share at September 30, 2016. The following table sets forth the changes in Redwood’s GAAP book value per share for the fourth and third quarters of 2016.

Changes in GAAP Book Value per Share
($ in per share)
	Three Months Ended
	12/31/2016	9/30/2016

Beginning book value per share	$14.74	$14.20
Earnings	0.31	0.58
Changes in unrealized gains on securities, net from:
Realized gains recognized in earnings	(0.01)	(0.01)
Amortization income recognized in earnings	(0.07)	(0.06)
Mark-to-market adjustments, net	(0.02)	0.20
Total change in unrealized gains on securities, net	(0.10)	0.13
Dividends	(0.28)	(0.28)
Share repurchases	—	—
Equity compensation, net	(0.05)	0.02
Changes in unrealized losses on derivatives hedging long-term debt	0.34	0.01
Other, net	—	0.08

Ending book value per share	$14.96	$14.74

Ñ
Our GAAP book value per share increased $0.22 per share to $14.96 per share during the fourth quarter of 2016. This increase was driven by our quarterly earnings exceeding our dividend, and an increase in the value of interest rate derivatives hedging our long-term debt, partially offset by a decline in unrealized gains on our securities portfolio, and dilution from equity awards that were distributed during the fourth quarter.

Ñ
Unrealized gains on our available-for-sale securities decreased $0.10 per share during the fourth quarter of 2016, primarily as a result of $0.07 per share of discount amortization income recognized in earnings from the appreciation in the amortized cost basis of our available-for-sale securities, and $0.01 per share of previously unrealized net gains that were realized as income from the sale of securities. Additionally, our available-for-sale securities declined $0.02 per share in fair value during the fourth quarter of 2016.

Ñ
Higher benchmark interest rates during the fourth quarter of 2016 resulted in a $0.34 per share increase to book value due to a decrease in unrealized losses on the derivatives hedging a portion of our long-term debt. At December 31, 2016, the cumulative unrealized loss on these derivatives, which is included in GAAP book value per share, was $0.57 per share.

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Q U A R T E R L Y O V E R V I E W

Capital Allocation Summary
We use a combination of equity and corporate long-term debt (which we collectively refer to as “capital”) to fund our business. Our total capital at December 31, 2016 was $1.8 billion, of which $1.6 billion (or 90%) was allocated to our investments, with the remaining $170 million (or 10%) allocated to our residential mortgage banking activities.

Capital Allocation: By Source and By Business
(as of December 31, 2016)

Ñ
Our total capital of $1.8 billion at December 31, 2016 included $1.1 billion of equity capital and $0.6 billion of the total $2.6 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $201 million of exchangeable debt due in 2019. This portion of long-term debt has a weighted average cost of 6.0% per annum.

Ñ
Also included in our capital allocation is cash and liquidity capital, which represents a combination of capital available for investment and risk capital held for liquidity management purposes. At December 31, 2016, we estimate that our capital available for investments was approximately $270 million.

Ñ
We also utilize various forms of short-term and long-term collateralized debt to finance certain investments and to warehouse our inventory of certain residential loans held-for-sale. We do not consider this collateralized debt as "capital" and, therefore, exclude it from our capital allocation analysis.

Ñ	Further details on our capital allocation are included in the Analysis of Capital Allocation section that follows.

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Q U A R T E R L Y O V E R V I E W

2017 Financial Outlook

Allocation of Capital and Return Profile
By Investment Type
December 31, 2016
($ in millions)
	Fair Value	Collateralized Debt	Allocated Capital	% of Total Capital	2016 Return (1)	2017 Return Target(1)

Residential investments
Residential loans/FHLB stock	$2,304	$(2,000)	$304	17%	14%	12%-16%
Residential securities	927	(306)	621	35%	18%	10%-12%
Mortgage servicing rights	119	—	119	7%	6%	7%-9%
Other assets/(other liabilities)	169	(43)	126	7%	—%	N/A
Cash and liquidity capital			333	19%	—%	N/A
Total residential investments	3,519	(2,349)	1,503	85%	11%	9%-11%

Multi-family and commercial investments(2)	97	—	97	5%	18%	8%-10%
Total investments	$3,616	$(2,349)	$1,600	90%	12%	9%-11%

Residential mortgage banking			$170	10%	21%	10%-20%

Total			$1,770	100%

(1)
Includes net interest income, change in fair value of the investments and their associated hedges that flow through GAAP earnings, realized gains, direct operating expenses, taxes, and other income. Excludes unrealized gains and losses on our AFS securities portfolio, and corporate operating expenses. Returns are calculated based on average capital allocated during the year.

(2)
In addition to multi-family securities, includes $18 million of investment grade CMBS, and a $3 million commercial mezzanine loan. For 2017, our return target assumes leverage, although we may not add leverage until we have fully deployed our excess capital.

Ñ
Our residential loans/FHLB stock investment generated a 14% return on average capital in 2016. These returns included $74 million of net interest income, and an expense of $32 million related to the net effect of loan valuation changes and the change in value of associated derivatives. For 2017, we expect to generate similar returns on this portfolio.

Ñ
Our residential securities portfolio generated an 18% return on average capital in 2016. These returns included $68 million of net interest income and $23 million of realized gains from the sale of securities. We expect to grow net interest income from our securities portfolio in 2017, as we redeploy the excess capital from our commercial mezzanine loan sales in 2016. Although we currently expect fewer portfolio sales and realized gains in 2017 relative to 2016, we will continue to be opportunistic in terms of portfolio sales.

THE REDWOOD REVIEW I 4TH QUARTER 2016
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Q U A R T E R L Y O V E R V I E W

Ñ
Our MSR portfolio generated a 6% return on average capital in 2016. We expect to sell a significant portion of our remaining conforming MSR portfolio in 2017 and redeploy the proceeds in higher-yielding, REIT-eligible investments.

Ñ
Our multi-family and commercial investments generated an 18% return on average capital in 2016. This included $32 million of net interest income after provision and $5 million of realized gains from commercial mezzanine loans sold in the second half of 2016. For 2017, we expect to redeploy the proceeds from our commercial mezzanine loan sales towards residential and multi-family investments.

Ñ
Our residential mortgage banking operations generated a 21% return on average capital in 2016. For 2016, we purchased $5 billion of loans and generated gross margins that exceeded our long-term expectations. For 2017, we expect to purchase $5 billion to $6 billion of loans and, with higher-yielding expanded-prime loans increasing as a percentage of our overall volume, we expect long-term margins to average 75-100 basis points, versus our previous expectations of 50-75 basis points.

Ñ
Operating expenses were $89 million in 2016, and included $35 million of direct operating expenses that were allocated to our investment and mortgage banking segments (which are included in the returns above) and $54 million of corporate operating expenses. Our corporate operating expenses in 2016 included $10 million of restructuring charges. For 2017, we expect our total operating expenses to decline to a quarterly run rate of between $16 million and $18 million per quarter, with variable compensation commensurate with our earnings.

Ñ
Our tax provision was $4 million in 2016, and benefited from a lower effective tax rate at our TRS due to the full recognition in 2016 of previously generated GAAP losses. For 2017, we expect the effective tax rate at our TRS to increase and result in a higher relative tax provision, which will depend in large part on our mortgage banking results.

As with all forward-looking statements, our forward-looking statements relating to our 2017 financial outlook are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors” and other risks, uncertainties, and factors that could cause actual results to differ materially from those described above, including those described below and in the “Cautionary Statement” at the beginning of this Redwood Review. Although we may update our 2017 financial outlook subsequently in 2017, as a general matter we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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Q U A R T E R L Y O V E R V I E W

Important factors, among others, that may affect our actual results in 2017 include: the pace at which we redeploy our available capital into new investments; interest rate volatility, changes in credit spreads, and changes in liquidity in the market for real estate securities and loans; changes in the demand from investors for residential mortgages and investments, and our ability to distribute residential mortgages through our whole-loan and securitization distribution channels; our ability to finance our investments in securities and our acquisition of residential mortgages with short-term debt; the availability of assets for purchase at attractive risk-adjusted returns and our ability to reinvest the proceeds from the potential sale of securities and investments we hold; changes in the values of assets we own; higher than expected operating expenses; and other unforeseen expenses.

THE REDWOOD REVIEW I 4TH QUARTER 2016
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F I N A N C I A L I N S I G H T S

GAAP Results by Business Segment
We report on our business using three distinct segments: Residential Investments, Residential Mortgage Banking, and Commercial. The Redwood's Business Overview section located in the Appendix of this Redwood Review includes full descriptions of these segments and how they fit into Redwood's business model. The following table presents the results from each of these segments reconciled to our GAAP net income for the fourth and third quarters of 2016.

Segment Results Summary (1)
($ in millions)
	Three Months Ended
	12/31/2016	9/30/2016

Segment contribution from:
Residential investments	$26	$52
Residential mortgage banking	12	9
Commercial	6	12
Corporate/Other	(19)	(20)

Net income	$25	$53

(1)	See Table 3 in the Financial Tables section of the Appendix to this Redwood Review for a more comprehensive presentation of our segment results.

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F I N A N C I A L I N S I G H T S

Residential Investments
The following table presents the results of our Residential Investments segment for the fourth and third quarters of 2016.

Segment Results - Residential Investments
($ in millions)
	Three Months Ended
	12/31/2016	9/30/2016

Net interest income
Residential securities	$16	$16
Residential loans	19	19
Total net interest income	35	36

Non-interest income
Investment fair value changes, net	(10)	12
MSR income, net	2	4
Other income	2	2
Realized gains, net	1	2
Total non-interest (loss) income, net	(5)	19

Direct operating expenses	(3)	(2)
Provision for income taxes	(1)	(1)

Segment contribution	$26	$52

Ñ	The contribution from this segment decreased from the third quarter of 2016, primarily due to negative valuation changes on our residential loans and associated derivatives.

Ñ
Net interest income remained relatively consistent with the third quarter of 2016, primarily due to stable net interest income from our portfolios of residential loans and securities, as investments that were sold or paid down were replaced with new investments.

Ñ
Investment fair value changes, net, was negative $10 million for the fourth quarter of 2016, as compared with positive $12 million for the third quarter of 2016. The decline during the fourth quarter was primarily due to mark-to-market losses on the residential loans in our investment portfolio, which were adversely affected by the sharp increase in interest rates during the quarter. This decline was partially offset by the increase in value of our associated derivatives, and tightening spreads on our fair value securities.

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F I N A N C I A L I N S I G H T S

Residential investments fair value changes, net, includes mark-to-market changes on our long-term investments in residential loans and real estate securities, and risk management derivatives associated with these investments. The following table presents the components of investment fair value changes, net, of our Residential Investments segment by investment type, for the fourth and third quarters of 2016.

Components of Residential Investments Fair Value Changes, Net by Investment Type
($ in millions)
	Three Months Ended
	12/31/2016	9/30/2016

Market valuation changes on:
Residential loans held-for-investment
Change in fair value from the reduction of principal (1)	$(6)	$(5)
Change in fair value from changes in interest rates (2)	(40)	4
Total change in fair value of residential loans held-for-investment	(45)	(1)

Residential securities
Change in fair value from the reduction of principal (1)	(2)	(1)
Change in fair value from changes in interest rates (2)	8	10
Total change in fair value of residential securities	6	9

Risk management derivatives
Interest component of derivative expense	(2)	(2)
Change in fair value of derivatives from changes in interest rates (3)	31	6
Total change in fair value of risk management derivatives	29	4

Total residential investments fair value changes, net	$(10)	$12

(1)
Reflects the change in fair value due to principal changes, which is calculated as the change in principal on a given investment during the period, multiplied by the prior quarter ending price or acquisition price for that investment in percentage terms.

(2)
Reflects changes in prepayment assumptions and credit spreads on our residential loans, residential trading securities and conforming risk-sharing investments primarily due to changes in benchmark interest rates. This item is excluded from management's definition of core earnings.

(3)
Reflects the change in fair value of our risk management derivatives that are associated with changes in benchmark interest rates during the period. This item is excluded from management's definition of core earnings.

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F I N A N C I A L I N S I G H T S

In the fourth quarter of 2016, MSR income, net, decreased from the third quarter of 2016 as hedging costs increased due to the sharp increase in interest rates during the quarter. The following table presents the components of MSR income, net, for the fourth and third quarters of 2016.

Components of MSR Income, Net
($ in millions)
	Three Months Ended
	12/31/2016	9/30/2016

Net servicing fee income	$8	$9
Change in fair value of MSRs from the receipt of expected cashflows	(4)	(6)
MSR income before effect of changes in interest rates	4	3

Net effect to valuations from changes in assumptions and interest rates
Change in fair value of MSRs from changes in MSR assumptions (1)	38	7
Change in fair value of associated derivatives	(40)	(6)
Total net effect of changes in assumptions and interest rates	(2)	1

MSR income, net	$2	$4

(1)	Primarily reflects changes in prepayment assumptions on our MSRs due to changes in benchmark interest rates.

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F I N A N C I A L I N S I G H T S

The following table presents our Residential Investments segment contribution for our residential loans held-for-investment, residential securities, and MSR investments for the fourth quarter of 2016.

Segment Contribution of Residential Investments by Type
For the Three Months Ended December 31, 2016
($ in millions)
	Residential Loans	Residential Securities	MSRs	Total

Total net interest income	$19	$16	$—	$35

Non-interest income
Investment fair value changes, net	(13)	3	—	(10)
MSR income, net	—	—	2	2
Other income	—	2	—	2
Realized gains, net	—	1	—	1
Total non-interest income, net	(13)	6	2	(5)

Direct operating expenses	—	(1)	(2)	(3)
Provision for income taxes	—	(1)	—	(1)

Segment contribution	$5	$21	$—	$26

Core Earnings adjustments (1)
Eliminate mark-to-market changes on long-term investments and associated derivatives	6	(5)	—	1
Income taxes associated with core earnings adjustments	—	1	—	1
Total core earnings adjustments	6	(4)	—	2

Core segment contribution (1)	$11	$17	$—	$28

(1)
Consistent with management's definition of core earnings set forth on page 37, core segment contribution reflects GAAP segment contribution adjusted to reflect the portion of core earnings adjustments allocable to this segment.

Ñ
At December 31, 2016, we had $3.5 billion of investments in our Residential Investments segment, including $2.3 billion of residential loans held-for-investment, $927 million of residential securities, $119 million of MSR investments, and $212 million of cash and other assets.

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F I N A N C I A L I N S I G H T S

Residential Mortgage Banking
The following table presents the results of our Residential Mortgage Banking segment for the fourth and third quarters of 2016.

Segment Results - Residential Mortgage Banking
($ in millions)
	Three Months Ended
	12/31/2016	9/30/2016

Net interest income	$6	$5

Non-interest income
Mortgage banking activities, net	14	10
Total non-interest income	14	10

Direct operating expenses	(6)	(6)
Provision for income taxes	(2)	—

Segment contribution	$12	$9

Ñ	Loan purchase commitments (LPCs), adjusted for fallout expectations, were $1.0 billion for the fourth quarter of 2016, as compared with $1.2 billion for the third quarter of 2016.

Ñ
Gross margins for our mortgage banking segment, which we define as net interest income plus mortgage banking activities, net, divided by LPCs, benefited from improved pricing on securitization execution and favorable hedge re-balancing results in the face of severe interest rate volatility during the fourth quarter. Excluding the anomalous benefit created by this interest rate volatility during the fourth quarter, our full year 2016 mortgage banking gross margins were 107 basis points and above our long-term expectations of 75 to 100 basis points.

Ñ Residential loan sales totaled $1.3 billion during the fourth quarter and included $914 million of whole loan sales to third parties and $355 million of loans that were securitized.

Ñ	At December 31, 2016, we had 406 loan sellers, which included 198 jumbo sellers and 208 MPF Direct sellers from various FHLB districts.

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F I N A N C I A L I N S I G H T S

Commercial
The following table presents the results of our Commercial segment for the fourth and third quarters of 2016.

Segment Results - Commercial
($ in millions)
	Three Months Ended
	12/31/2016	9/30/2016

Net interest income	$3	$7
Reversal of provision for loan losses	—	1

Non-interest income
Investment fair value changes, net	2	—
Realized gains, net	1	5
Total non-interest income	3	5

Operating expenses	—	—

Segment contribution	$6	$12

Ñ
Our commercial segment results decreased from the third quarter primarily due to the sale of the majority of our commercial mezzanine loans during the third quarter. As a result of these sales, commercial net interest income decreased to $3 million in the fourth quarter from $7 million in the third quarter, and realized gains decreased to $1 million in the fourth quarter from $5 million in the third quarter.

Ñ
Net interest income in the fourth quarter included $1 million of interest income from our commercial multi-family securities and $2 million of interest income from our commercial mezzanine loans, as compared with $1 million from securities and $6 million from commercial mezzanine loans in the third quarter.

Ñ
Investment fair value changes, net was $2 million in the fourth quarter, as compared with less than $1 million in the third quarter. The increase was primarily due to the benefit from spread tightening on our multi-family securities during the fourth quarter.

Ñ
Realized gains included in our fourth quarter commercial results totaled $1 million from $16 million of commercial loan sales, as compared with $5 million of realized gains from $208 million of commercial loans sales in the third quarter.

Ñ	Direct operating expenses were less than $1 million in both the fourth and third quarters of 2016.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

The following section provides an overview of Redwood’s sources and uses of capital, including an analysis of capital allocated to Redwood’s residential and commercial investment portfolios and mortgage banking operations.
Balance Sheet
The following table presents our consolidated balance sheets at December 31, 2016 and September 30, 2016.

Consolidated Balance Sheets (1)
($ in millions)
	12/31/2016	9/30/2016

Residential loans	$3,888	$4,311
Real estate securities	1,018	937
Commercial loans	3	30
Mortgage servicing rights	119	106
Cash and cash equivalents	213	221
Total earning assets	5,241	5,606

Other assets	242	267
Total assets	$5,483	$5,873

Short-term debt
Mortgage loan warehouse debt	$486	$838
Security repurchase facilities	306	280
Other liabilities	148	185
Asset-backed securities issued, net	773	820
Long-term debt, net	2,621	2,620
Total liabilities	4,334	4,742

Stockholders’ equity	1,149	1,130

Total liabilities and equity	$5,483	$5,873

(1)
Our consolidated balance sheets include assets of consolidated variable interest entities (“VIEs”) that can only be used to settle obligations of these VIEs and liabilities of consolidated VIEs for which creditors do not have recourse to the primary beneficiary (Redwood Trust, Inc.). At December 31, 2016 and September 30, 2016, assets of consolidated VIEs totaled $798 million and $847 million, respectively, and liabilities of consolidated VIEs totaled $774 million and $820 million, respectively. See Table 8 in the Financial Tables section of the Appendix to this Redwood Review for additional detail on consolidated VIEs.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

To supplement our consolidated balance sheet, the following table presents the components of the assets and liabilities of our consolidated balance sheet at December 31, 2016, by operating segment.

Operating Segment Assets and Liabilities
December 31, 2016
($ in millions)
	Operating Segments
	Residential Investments	Residential Mortgage Banking	Commercial	Corporate/Other	Redwood Consolidated

Residential loans	$2,261	$835	$—	$792	$3,888
Real estate securities	927	—	92	—	1,018
Commercial loans	—	—	3	—	3
Mortgage servicing rights	119	—	—	—	119
Cash and cash equivalents	72	—	—	141	213
Total earning assets	3,378	835	94	932	5,241
Other assets	140	31	3	69	242
Total assets	$3,519	$866	$97	$1,002	$5,483
Short-term debt
Mortgage loan warehouse debt	$—	$486	$—	$—	$486
Security repurchase facilities	306	—	—	—	306
Other liabilities	43	21	—	84	148
ABS issued, net	—	—	—	773	773
Long-term debt, net	2,000	—	—	621	2,621
Total liabilities	$2,349	$507	$—	$1,478	$4,334

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Analysis of Capital Allocation
Included in this section is a detailed analysis of the allocation of our $1.8 billion of capital, which is summarized on page 14 of this Redwood Review. Our $1.8 billion of capital includes $1.1 billion of equity capital and $0.6 billion of the total $2.6 billion of long-term debt on our consolidated balance sheet. This portion of long-term debt includes $140 million of trust-preferred securities due in 2037, $288 million of convertible debt due in 2018, and $201 million of exchangeable debt due in 2019.
Residential Investments
Our residential investments portfolio represented $1.5 billion, or 85%, of our total capital at December 31, 2016. This portfolio provided the majority of our income during the fourth quarter of 2016.
Residential Loans/FHLB Stock

Ñ
At December 31, 2016, our investments in residential loans included $2.3 billion of jumbo residential loans financed with $2.0 billion of FHLB debt by our FHLB-member subsidiary. In connection with these borrowings, our FHLB-member subsidiary is required to hold $43 million of FHLB stock. At December 31, 2016, one of these loans was in delinquent status of greater than 90 days.

Ñ
At December 31, 2016, the weighted average maturity of this FHLB debt was approximately nine years and it had a weighted average cost of 0.64% per annum. This interest cost resets every 13 weeks, and we seek to fix the interest cost of this FHLB debt over its weighted average maturity by using a combination of swaps, TBAs, and other derivative instruments.

Ñ
Under a final rule published by the Federal Housing Finance Agency in January 2016, our FHLB-member subsidiary will remain an FHLB member through the five-year transition period for captive insurance companies. Our FHLB-member subsidiary's existing $2.0 billion of FHLB debt, which matures beyond this transition period, is permitted to remain outstanding until the stated maturity. As residential loans pledged as collateral for this debt pay down, we are permitted to pledge additional loans or other eligible assets to collateralize this debt; however, we do not expect to be able to increase our subsidiary's FHLB debt above the existing $2.0 billion.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Residential Securities
At December 31, 2016, we had $927 million of residential securities. We categorize these securities by (i) whether they were issued through our Sequoia platform, by an Agency in a CRT, or by third parties and (ii) by portfolio vintage (the year the securities were issued), priority of cash flow (senior, Re-REMIC, and subordinate) and the underwriting characteristics of the underlying loans (prime and non-prime). The following table presents the fair value of our residential real estate securities at December 31, 2016.

Residential Securities - Vintage and Category
December 31, 2016
($ in millions)
	RMBS 2.0			Legacy RMBS
	Sequoia 2012-2016	Third Party 2013-2016	Agency CRT 2013-2016	Third Party 2006-2008	Third Party <=2005	Total Securities	% of Total Securities

Senior
Prime	$27	$3	$3	$81	$48	$161	18%
Non-prime (1)	—	—	—	—	12	13	1%
Total senior	27	3	3	81	61	174	19%
Re-REMIC	—	—	—	28	57	85	9%
Prime subordinate
Mezzanine (2)	136	145	35	—	—	315	34%
Subordinate	113	64	152	1	22	352	38%
Prime subordinate	249	209	187	1	22	668	72%

Total real estate securities	$276	$212	$189	$110	$140	$927	100%

(1)	Non-prime residential senior securities consist of Alt-A senior securities.

(2)	Mezzanine includes securities initially rated AA through BBB- and issued in 2012 or later.
At December 31, 2016, residential securities we owned consisted of fixed-rate assets (72%), adjustable-rate assets (15%), hybrid assets that reset within the next year (10%), and hybrid assets that reset between 12 and 36 months (3%).

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

We finance our holdings of residential securities with a combination of capital and collateralized debt in the form of repurchase (or “repo”) financing. At December 31, 2016, we had short-term debt incurred through repurchase facilities of $306 million, which was secured by $363 million of residential real estate securities. The remaining $564 million of these securities were financed with capital.
The following table presents the fair value of our residential securities that are financed with repurchase debt, at December 31, 2016.

Residential Securities Financed with Repurchase Debt
December 31, 2016
($ in millions, except weighted average price)
	Residential Securities	Repurchase Debt	Allocated Capital	Weighted Average Price (1)	Financing Haircut (2)

Residential securities
Senior	$53	$(45)	$8	$93	15%
Mezzanine	310	(261)	49	$97	16%

Total	$363	$(306)	$57	$97	16%

(1)	GAAP fair value per $100 of principal.

(2)	Allocated capital divided by GAAP fair value.

Ñ
At December 31, 2016, the securities we financed through repurchase facilities had no material credit issues. In addition to the allocated capital listed in the table above that directly supports our repurchase facilities (i.e., “the haircut”), we continue to hold a designated amount of supplemental risk capital available for potential margin calls or future obligations relating to these facilities.

Ñ
At December 31, 2016, we had securities repurchase facilities with seven different counterparties. The weighted average cost of funds for the financing at these facilities during the fourth quarter of 2016 was approximately 1.86% per annum.

Ñ
At December 31, 2016, the weighted average GAAP fair value of our financed securities was 97% of their aggregate principal balance. All financed securities received external third party market price indications as of December 31, 2016, and were, in aggregate, valued within 1% of these indications.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
The majority of the $53 million of senior securities noted in the preceding table are supported by seasoned residential loans originated prior to 2008. The credit performance of these investments continues to exceed our original investment expectations.

Ñ
The $310 million of mezzanine securities financed through repurchase facilities at December 31, 2016, carry investment grade credit ratings and are supported by residential loans originated between 2012 and 2016. The loans underlying these securities have experienced minimal delinquencies to date.

Ñ	Additional information on the residential securities we own is set forth in Tables 6 and 7 in the Financial Tables section of the Appendix to this Redwood Review.
Mortgage Servicing Rights
At December 31, 2016, we had $119 million, or 7%, of our total capital invested in MSRs. This portfolio includes conforming MSRs retained from loans sold to Fannie Mae and Freddie Mac, conforming MSRs acquired through co-issue relationships with third-party conforming loan originators, and jumbo MSRs retained from loans transferred to Sequoia securitizations we completed over the past several years. The following table provides information on our MSR portfolio at December 31, 2016.

MSR Portfolio Composition
December 31, 2016
($ in millions, except price and cost per loan to service)
	Conforming	Jumbo	Total

Principal (1)	$4,990	$5,467	$10,457
Fair value of MSRs	$59	$60	$119
Price (2)	$1.17	$1.10	$1.13
Implied multiple (3)	4.7X	4.4X	4.5X
GWAC (4)	3.87%	3.97%	3.92%

Key assumptions in determining fair value
Discount rate	10%	11%	10%
Annualized cost per loan to service	$82	$72	$77
Constant prepayment rate (CPR) of associated loans	7%	11%	9%

(1)	Represents principal balance of residential loans associated with MSRs in our portfolio.

(2)	Fair value per $100 of principal.

(3)	Price divided by annual base servicing fee of 25 basis points.

(4)	Gross weighted average coupon of associated residential loans.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Ñ
At December 31, 2016, we owned $59 million of conforming MSRs and $60 million of jumbo MSRs associated with residential loans that had aggregate principal balances of $5.0 billion and $5.5 billion, respectively.

Ñ
The GAAP carrying value, which is the estimated fair value of our MSRs, was equal to 1.13% of the aggregate principal balance of the associated residential loans at December 31, 2016, as compared with 0.76% at September 30, 2016. The increase in price during the fourth quarter of 2016 was primarily due to the positive effect on valuations from the increase in benchmark interest rates during the fourth quarter.

Ñ	At December 31, 2016, the 60-day-plus delinquency rate (by current principal balance) of loans associated with our MSR investments was 0.20%.

Ñ	We earn fees from these MSRs, but outsource the actual servicing of the associated loans to third-party servicers.
Residential Mortgage Banking
At December 31, 2016, we had $170 million, or 10%, of our total capital invested in our residential mortgage banking operations. The $170 million of allocated capital is utilized to support the purchase and sale of residential loans held-for-sale.
We utilize a combination of this allocated capital and our residential loan warehouse facilities to manage our $835 million inventory of residential loans held-for-sale. At December 31, 2016, we had $486 million of warehouse debt outstanding to fund residential mortgages held-for-sale. The weighted average cost of the borrowings outstanding under these facilities during the fourth quarter of 2016 was 2.3% per annum.
Our warehouse capacity, at December 31, 2016, totaled $1.3 billion across four separate counterparties.

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A N A L Y S I S O F B A L A N C E S H E E T A N D C A P I T A L A L L O C A T I O N S

Commercial
Our commercial investments represented $97 million, or 5%, of our total capital invested at December 31, 2016.
At December 31, 2016, our commercial investments had a carrying value of $97 million, which includes $92 million of multi-family and CMBS securities, a $3 million commercial mezzanine loan, and $2 million of other assets.
We sold or received prepayments for five of our remaining six commercial mezzanine loans for cash proceeds of $29 million during the fourth quarter. We may look to opportunistically sell the remaining $3 million loan if we determine that it is unlikely to prepay prior to its scheduled maturity in early 2018.

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R E D W O O D' S B U S I N E S S O V E R V I E W

Redwood’s Business
Redwood’s business is focused on investing in residential mortgages and other real estate-related assets and engaging in residential mortgage banking activities. We are structured as a REIT for federal tax purposes. Our REIT holds most of our mortgage-related investments, due to the tax advantages afforded to REITs. Our mortgage-banking activities are conducted through taxable REIT subsidiaries that pay corporate income taxes. We operate and report our businesses through three segments - Residential Investments, Residential Mortgage Banking, and Commercial.
Residential Investments: Our Residential Investments segment includes a portfolio of investments in residential mortgage-backed securities (RMBS) retained from our Sequoia securitizations, as well as RMBS issued by third parties and other residential credit risk-related investments. In addition, this segment includes a subsidiary of Redwood Trust that is a member of the Federal Home Loan Bank of Chicago (FHLBC) and utilizes attractive long-term financing from the FHLBC to invest in residential mortgage loans. Finally, this segment includes MSRs associated with residential loans we have sold or securitized, as well as MSRs purchased from third parties.
This segment’s main source of revenue is net interest income from portfolio investments. Additionally, this segment may realize gains and losses upon the sale of investments. Funding, hedging, tax, and direct operating expenses associated with these activities are also included in this segment.
Residential Mortgage Banking: Our Residential Mortgage Banking segment primarily consists of operating a mortgage loan conduit that acquires prime jumbo residential loans on a flow basis from a network of third-party originators for subsequent sale. We typically distribute the loans through either our Sequoia private-label securitization program, or to institutions that acquire pools of whole loans. We occasionally supplement our flow purchases with bulk loan acquisitions.
This segment’s main source of revenue is income from mortgage banking activities, which includes valuation increases (or gains) on the sale or securitization of loans, and from hedges used to manage risks associated with these activities. Additionally, this segment may generate interest income on loans held pending securitization or sale. Funding, tax, and direct operating expenses associated with these activities are also included in this segment.
Commercial: Our Commercial segment currently consists of investments in multi-family and commercial mortgage-backed securities, as well as one remaining commercial loan investment following the sale of the majority of our commercial mezzanine loan portfolio during the second half of 2016. This segment’s main source of revenue is net interest income. Funding, tax, and direct operating expenses associated with these activities are also included in this segment. In the first quarter of 2016, we restructured our commercial operations and discontinued our commercial mortgage banking activities. Historical information presented for this segment through the first quarter of 2016 includes results from commercial mortgage banking activities.

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D I V I D E N D P O L I C Y

Dividend Policy
Summary
As a REIT, Redwood is required to distribute to shareholders at least 90% of its REIT taxable income, excluding net capital gains. REIT taxable income is defined as taxable income earned at Redwood Trust, Inc., its qualified REIT subsidiaries, and certain pass-through entities. To the extent Redwood retains REIT taxable income, it is taxed at corporate tax rates. Redwood also earns taxable income at its taxable REIT subsidiaries (TRS), which it is not required to distribute.

Dividend Policy Overview
Our Board of Directors has maintained a policy of paying regular quarterly dividends, although we have not been required to distribute dividends in recent years in order to comply with the provisions of the Internal Revenue Code applicable to REITs. In December 2016, the Board of Directors announced its intention to pay a regular dividend of $0.28 per share per quarter in 2017. In February 2017, the Board of Directors declared a regular dividend of $0.28 per share for the first quarter of 2017, which is payable on March 31, 2017 to shareholders of record on March 16, 2017.

Dividend Distribution Requirement
Our estimated REIT taxable income was $26 million, or $0.34 per share, for the fourth quarter of 2016 and $26 million, or $0.34 per share, for the third quarter of 2016. Additionally, our annual estimated REIT taxable income was $97 million, or $1.27 per share, for 2016. Under normal circumstances, our minimum REIT dividend requirement would be 90% of our annual REIT taxable income. However, we currently maintain a federal $70 million net operating loss carry forward (NOL) at the REIT that affords us the option of retaining REIT taxable income up to the NOL amount, tax free, rather than distributing it as dividends. Federal income tax rules require the dividends paid deduction to be applied to reduce taxable income before the applicability of NOLs is considered. Our estimated REIT taxable income exceeded our dividend distributions in 2016; therefore, we expect to utilize $11 million of our NOL in 2016 and the remaining $59 million will carry forward into 2017.

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Income Tax Characterization of Dividend for Shareholders
Irrespective of our minimum distribution requirement, federal income tax rules require that the actual dividends we distributed in 2016 be taxed at the shareholder level based on our full-year 2016 taxable income plus net capital gains before application of any loss carry forwards. Based on this requirement, we expect all of the dividends we distributed in 2016 to be taxable as ordinary income to shareholders. None of Redwood's 2016 dividend distributions are expected to be characterized as a return of capital or as long-term capital gains for federal income tax purposes. Factors that significantly affect the taxation of our dividends to shareholders include, but are not limited to: (i) capital gains on sales of securities and (ii) the timing of realized credit losses on legacy investments.
(i)For the year ended December 31, 2016, we realized net capital gains of $49 million at the REIT level for tax purposes. However, as 2016 REIT taxable income exceeded our 2016 dividend distributions, net capital gains generated by the REIT did not affect the portion of our 2016 dividends that are characterized as ordinary income to our shareholders. None of our 2016 dividend distributions are expected to be characterized as long-term capital gains, based on applicable federal income tax rules.
(ii)Our estimated REIT taxable income for the year ended December 31, 2016 included $8 million of realized credit losses on legacy investments that were taken in previous periods for GAAP reporting purposes. We anticipate an additional $22 million of tax credit losses to be realized over an estimated three to five-year period based on the securities we currently own. This is a decrease from tax credit losses of $23 million at December 31, 2015 and $34 million at December 31, 2014.

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C O R E E A R N I N G S D E F I N I T I O N

Core Earnings
Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. Specifically, management defines core earnings as: GAAP net income adjusted to (i) eliminate the impact of quarterly mark-to-market changes on the fair value of our long-term investments (and associated derivatives) related to changes in benchmark interest rates and credit spreads and (ii) include the hypothetical income taxes associated with core earnings adjustments. In addition, Redwood’s core earnings also exclude the impact of the restructuring and related charges associated with the restructuring of Redwood's conforming residential and commercial mortgage banking operations in the first quarter of 2016, as well as the release of commercial loan loss reserves in the second quarter of 2016 associated with the sale of commercial mezzanine loans.
Management utilizes this core earnings measure internally as one way of analyzing Redwood’s performance over multiple periods, as it believes it provides useful comparative results absent the impact of certain quarterly mark-to-market changes. Specifically, the quarterly mark-to-market changes in the value of our long-term investments in loans, trading securities, and other investments, as well as the associated derivatives, resulting from changes in benchmark interest rates and credit spreads may not be reflective of the net interest income or the total return we would expect to earn from them over the longer-term.
Redwood’s core earnings exclude the impact of the restructuring and related charges associated with the restructuring of our conforming residential and commercial mortgage banking operations. During the second quarter of 2016, core earnings excluded the release of commercial loan loss reserves associated with the sale of commercial mezzanine loans. Because each of these items is associated with the restructuring of businesses, management believes these items are not reflective of our core results.
In addition, core earnings include adjustments to show the hypothetical tax provision or benefit that would be associated with the core earnings adjustments made to net income. As a REIT, we are subject to income taxes on earnings generated at our taxable REIT subsidiaries (TRS) and generally not subject to income taxes on earnings generated at the REIT. In order to present the hypothetical income taxes associated with core earnings adjustments made to net income, estimated effective tax rates are applied to the core earnings adjustments occurring within our TRS.
We caution that core earnings and core segment contribution should not be utilized in isolation, nor should they be considered as alternatives to GAAP net income or other measurements of results of operations computed in accordance with GAAP.

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G L O S S A R Y

A-NOTES - A-Notes are senior interests in commercial mortgage debt which are promissory notes secured by either a deed of trust or a mortgage. A-Notes are senior to any subordinate financing and mezzanine financing. See Mezzanine Loan definitions.

ADJUSTABLE-RATE MORTGAGES (ARM) - Adjustable-rate mortgages (“ARMs”) are loans that have coupons that adjust at least once per year. We make a distinction between ARMs (loans with a rate adjustment at least annually) and hybrids (loans that have a fixed-rate period of 2-10 years and then become adjustable-rate).

ADJUSTED ROE - Adjusted ROE, or Adjusted Return on Equity, is a non-GAAP financial performance metric used as the basis for Redwood’s formula for performance-based annual bonus compensation for executives. Non-GAAP Adjusted ROE is defined as GAAP earnings divided by average equity capital adjusted to exclude average accumulated other comprehensive income, as reported under GAAP. Average accumulated other comprehensive income generally represents certain unrealized mark-to-market gains and losses. Adjusted ROE for 2016 is calculated and reconciled to GAAP ROE in Table 5: Financial Ratios and Book Value in the Appendix section.

AGENCY - Agency refers to government-sponsored enterprises (“GSEs”), including Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), and Government National Mortgage Association (“Ginnie Mae”).

ALT-A SECURITIES and ALT-A LOANS - As categories, Alt-A securities and Alt-A loans were commonly used prior to the financial crisis (i.e., prior to 2009), but are no longer typically used to describe securities or loans issued or originated since 2009. Alt-A securities was a term used to describe residential mortgage-backed securities backed by loans that had higher credit quality than subprime and lower credit quality than prime. Alt-A originally represented loans with alternative documentation, but the definition shifted over time to include loans with additional risk characteristics and in some cases investor loans. An Alt-A loan was a term used to describe a loan where the borrower’s income may not have been verified, and in some cases, may not have been disclosed on the loan application. Alt-A loans was also a term used to describe loans with expanded criteria that allowed for higher debt-to-income ratios with higher accompanying loan-to-value ratios than would otherwise have applied prime loans.

AMORTIZED COST - Amortized cost is the initial acquisition cost of an available-for-sale (“AFS”) security, minus principal repayments or principal reductions through credit losses, plus or minus premium or discount amortization. At the point in time an AFS security is deemed other-than-temporarily impaired, the amortized cost is adjusted (by changing the amount of unamortized premium or discount) by the amount of other-than temporary impairment taken through the income statement.

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ASSET-BACKED SECURITIES (ABS) - Asset-backed securities (“ABS”) are securities backed by financial assets that generate cash flows. Each ABS issued from a securitization entity has a unique priority with respect to receiving principal and interest cash flows and absorbing any credit losses from the assets owned by the entity.

AVAILABLE CAPITAL - Available Capital represents a combination of capital available for investment and risk capital we hold for liquidity management purposes.

AVAILABLE-FOR-SALE (AFS) - An accounting method for debt and equity securities in which the securities are reported at their fair value. Positive changes in the fair value are accounted for as increases to stockholders’ equity and do not flow through the income statement. Negative changes in fair value may be recognized through the income statement or balance sheet.

BOOK VALUE (GAAP) - Book value is the value of our common equity in accordance with GAAP.

COMMERCIAL MORTGAGE-BACKED SECURITIES (CMBS) - A type of mortgage-backed security that is secured by one or more loans on commercial properties.

CONFORMING LOAN - A conforming loan is a mortgage loan that conforms to the underwriting standards of Fannie Mae and Freddie Mac, including the maximum loan limit, which is currently $424,100 except in defined high-cost areas of the country, where the limit is higher. Changes to this maximum loan limit are announced annually by the Federal Housing Finance Agency (“FHFA”), which is the regulator and conservator of both Fannie Mae and Freddie Mac.

CONSTANT (or CONDITIONAL) PREPAYMENT RATE (CPR) - Constant (or conditional) prepayment rate (“CPR”) is an industry-standard measure of the speed at which mortgage loans prepay. It approximates the annual percentage rate at which a pool of loans is paying down due to unscheduled principal prepayments.

CORE EARNINGS - Core earnings is a non-GAAP measure of Redwood’s earnings and results of operations. See the preceding Core Earnings Definition section for additional information on this metric.

CREDIT RISK TRANSFER (CRT) INVESTMENTS - Credit risk transfer investments generally refer to transactions in which mortgage loan credit risk is shifted from one party to another, examples of which may include structured debt issuances, credit-linked notes, insurance/reinsurance transactions, front-end or back-end lender risk-sharing transactions, and senior subordinate securities. Among the CRT investments that Redwood holds are CRT transactions it entered into with the Agencies relating to conforming loans.

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CREDIT SUPPORT - Credit support is the face amount of securities subordinate (or junior) to the applicable security that protects the security from credit losses and is generally expressed as a percentage of the securitization’s underlying pool balance.

FALLOUT - The percentage of loans that an originator plans or commits to sell to a buyer that ultimately do not close and are not delivered to the buyer.

FASB - Financial Accounting Standards Board.

FHFA - The FHFA refers to the Federal Housing Finance Authority.

FHLB and FHLBC - The FHLB refers to the Federal Home Loan Bank system. The FHLBC refers to the Federal Home Loan Bank of Chicago.

FORWARD SALE COMMITMENT - A contract pertaining to the future sale of a loan at a specified price and within a specified time period. Mortgage bankers often use forward sale commitments to hedge interest rate risk between the date they agree to buy and the date in which the loan is sold, which is often between 30 and 60 days. This commitment qualifies as a derivative in accordance with GAAP. Any change in the value of this forward sale commitment is recorded as a market valuation adjustment in mortgage banking activities.

GAAP - Generally Accepted Accounting Principles in the United States.

GOVERNMENT-SPONSORED ENTERPRISE (GSE) - A government-sponsored enterprise is a financial services corporation created by the United States Congress to enhance the flow of credit to targeted sectors of the economy. Among the GSEs chartered by Congress are Fannie Mae, Freddie Mac, Ginnie Mae, and the Federal Home Loan Banks. When we refer to GSEs, we are generally referring to Fannie Mae and Freddie Mac.

INTEREST-ONLY SECURITIES (IOs) - Interest-only securities (“IOs”) are specialized securities created by securitization entities where the projected cash flows generated by the underlying assets exceed the cash flows projected to be paid to the securities that are issued with principal balances. Typically, IOs do not have a principal balance and they will not receive principal payments. Interest payments to IOs usually equal an interest rate formula multiplied by a “notional” principal balance. The notional principal balances for IOs are typically reduced over time as the actual principal balance of the underlying pool of assets pays down, thus reducing the cash flows to the IOs over time. Cash flows on IOs are typically reduced more quickly when asset prepayments increase.

JUMBO LOAN - A jumbo loan is a residential mortgage loan that generally conforms to the underwriting standards of Fannie Mae and Freddie Mac except that the dollar amount of the loan exceeds the conforming loan limit set annually by the FHFA. See Conforming Loan Definition.

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LEGACY RMBS - Residential mortgage backed securities issued prior to 2009.

LEVERAGE RATIOS - Leverage ratios measure financial leverage and are used to assess a company’s ability to meet its financial obligations. Financial leverage ratios are often expressed as debt to equity and assets to equity. In the mortgage banking industry, financial leverage is most commonly calculated using debt to equity. At Redwood, the two financial leverage ratios used are consolidated GAAP debt to equity and recourse debt (or, debt at Redwood) to equity. The former calculation includes the consolidated ABS issued from certain Sequoia and other securitization entities (generally those issued prior to 2012) even though those obligations are not financial obligations of Redwood but are obligations of each the consolidated securitization trusts and are payable only from the cash flow from the assets owned by each of those trusts. The latter calculation of recourse debt to equity excludes debt related to consolidated securitizations and only includes debt for which Redwood has an obligation to repay. Both ratios are calculated at the bottom of Table 5: Financial Ratios and Book Value in the Appendix section.

LOAN PURCHASE COMMITMENT (LPC) - A commitment to purchase a residential mortgage loan from a mortgage loan originator at a specified price and within a specified time period. A “best efforts” loan purchase commitment becomes effective once the originator has closed the loan with the borrower. A “mandatory” loan purchase commitment becomes effective once the commitment is entered into among the buyer and the originator, regardless if the originator has closed the loan. Mortgage buyers such as Redwood often issue 30 to 60 day loan purchase commitments to loan originators so they can in turn offer a similar commitments to their borrowers. To hedge interest rate risk during the commitment period, buyers will often enter in to a forward sale commitment or hedge the risk using derivatives. (See Forward Sale Commitment definition.) A loan purchase commitment for a conforming loan qualifies as a derivative in accordance with GAAP. Beginning January 1, 2015, our loan purchase commitment for a non-conforming loan qualifies as a derivative in accordance with GAAP. Any change in the value of a loan purchase commitment is recorded as a market valuation adjustment in mortgage banking activities.

LONG-TERM DEBT - Long-term debt is debt that is an obligation of Redwood that is not payable within a year and includes convertible debt, exchangeable debt, junior subordinated notes and trust preferred securities. We generally treat long-term debt as part of our capital base when it is not payable in the near future.

MARK-TO-MARKET (MTM) ACCOUNTING - Mark-to-market (“MTM”) accounting uses estimated fair values of assets, liabilities, and hedges. Many assets on our consolidated balance sheet are carried at their fair value rather than amortized cost. Taxable income is generally not affected by market valuation adjustments.

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MARKET VALUATION ADJUSTMENTS (MVAs) - Market valuation adjustments (“MVAs”) are changes in fair values for certain assets and liabilities that are reported through our GAAP income statement. They include all changes in fair values for assets and liabilities accounted for at fair value, such as trading securities and derivatives. They also include the credit portion of other-than-temporary impairments on securities available-for-sale, as well as impairments of loans held-for-sale and REO properties.

MEZZANINE LOAN - A mezzanine loan is a loan secured by the membership interests, partnership interests, and/or stock in a single purpose entity formed to own a commercial property, for example. If the mezzanine borrower fails to make its payments or otherwise defaults under the mezzanine loan documents, the mezzanine lender may pursue its remedies, including taking control of the single purpose entity that owns the property.

MEZZANINE SECURITIES - Mezzanine securities are a type of subordinate security and refer to the securities in a residential mortgage-backed securitization that are rated AA, A, and BBB. They rank junior to the AAA securities, and senior to the securities rated below BBB which typically include BB and B rated securities, and any non-rated securities.

MORTGAGE SERVICING RIGHT (MSR) - A mortgage servicing right (“MSR”) gives the holder the contractual right to service a mortgage loan. MSRs typically include the right to collect monthly mortgage principal and interest payments, as well as related tax and insurance payments, from borrowers, disburse funds to the mortgage debt holders and remit related insurance and tax payments, collect late payments, and process modifications and foreclosures. MSRs are created when mortgage loans are sold in a transaction in which the seller retains the right to service the loans. The holder of an MSR receives a monthly servicing fee (which generally ranges from 0.25% to 0.375% per annum of the outstanding principal balance of the related mortgage loan), which is deducted from the borrower’s monthly interest payments. For accounting purposes, MSRs are capitalized at the net present value of the servicing fee less the servicing cost. When Redwood holds an MSR relating to a residential mortgage loan, it retains a sub-servicer to carry out actual servicing functions, as Redwood does not directly service residential mortgage loans.

MPF DIRECT - MPF Direct is a mortgage loan product offered by the Federal Home Loan Bank of Chicago under the Mortgage Partnership Finance ("MPF") program. Members of the FHLB system that are eligible to participate in the MPF Direct product ("MPF Direct sellers") sell high-balance loans to the Federal Home Loan Bank of Chicago which in turn sells the loans to Redwood, which we also refer to as our MPF Direct channel.

MSR CO-ISSUE - In an MSR co-issue transaction, a third party originator sells a pool of residential mortgage loans directly to one of the Agencies and, at the same time, sells the MSRs associated with these loans to an Agency-approved counterparty, such as Redwood.

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NON-PRIME SECURITIES - Non-prime securities are Alt-A, option ARM, and subprime securities. See definitions of Alt-A, option ARM, and subprime securities.

NON-RECOURSE DEBT - Debt that is secured by collateral, but for which the borrower is not personally liable. If the borrower defaults, the lender may seize the collateral, but cannot seek repayment from the borrower for any unpaid principal or interest, even if the value of the collateral does not cover the unpaid amount due following default.

OPTION ARM LOAN - An option ARM loan is a residential mortgage loan that generally offers a borrower monthly payment options such as: 1) a minimum payment that results in negative amortization; 2) an interest-only payment; 3) a payment that would fully amortize the loan over an original 31-year amortization schedule; and, 4) a payment that would fully amortize the loan over a 15-year amortization schedule. To the extent the borrower has chosen an option that is not fully amortizing the loan (or negatively amortizing the loan), after a period – usually five years or once the negatively amortized loan balance reaches a certain level (generally 15% to 25% higher than the original balance) – the loan payments are recast. This recast provision resets the payment at a level that fully amortizes the loan over its remaining life and the new payment may be materially different than under the borrowers’ previous option.

PRIME RESIDENTIAL REAL ESTATE LOANS - Prime loans are residential loans with higher quality credit characteristics, such as borrowers with relatively higher FICO credit scores, relatively lower loan-to-value ratios, relatively lower debt-to-income ratios, and/or relatively greater levels of other assets.

PRIME SECURITIES - Prime securities are residential mortgage-backed securities backed by prime loans. Prime securities are typically backed by loans that have relatively higher weighted average FICO scores, relatively lower weighted average LTVs, and relatively limited concentrations of investor properties.

PRINCIPAL-ONLY SECURITIES (POs) - Principal-only securities (“POs”) are specialized securities created by securitization entities where the holder is only entitled to receive regular cash flows that are derived from incoming principal repayments on an underlying mortgage loan pool. This security is created by splitting a mortgage-backed security into its interest and principal payments. The principal payments create a stream of cash flows which are sold at a discount to investors. These investors will receive the principal portions of the monthly mortgage payments from the underlying pool of loans. The yield on a PO strip depends on the prepayment speed of the underlying loan. The faster the principal is repaid, the higher the yield an investor will receive.

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PROFITABILITY RATIOS - Many financial institution analysts use asset-based profitability ratios such as interest rate spread and interest rate margin when analyzing financial institutions. These are asset-based measures. Since we consolidate the assets and liabilities of certain securitization entities for GAAP purposes, our total GAAP assets and liabilities may vary over time, and may not be comparable to assets typically used in profitability calculations for other financial institutions. As a result, we believe equity-based profitability ratios may be more appropriate than asset-based measures for analyzing Redwood’s operations and results. We provide various profitability ratios in Table 5 in the Financial Tables in this Review.

REAL ESTATE INVESTMENT TRUST (REIT) - A real estate investment trust (“REIT”) is an entity that makes a tax election to be taxed as a REIT, invests in real estate and real estate-related assets, and meets other REIT qualifications, including the distribution as dividends of at least 90% of its REIT taxable income, excluding net capital gains. A REIT’s profits are not taxed at the corporate level to the extent that these profits are distributed as dividends to stockholders, providing an operating cost savings. On the other hand, the requirement to pay out as dividends most of the REIT’s taxable profits means it can be harder for a REIT to grow using only internally-generated funds (as opposed to raising new capital).

REAL ESTATE OWNED (REO) - Real estate owned (“REO”) refers to real property owned by the lender or loan owner that has been acquired through foreclosure.

REIT SUBSIDIARY - A REIT subsidiary is a subsidiary of a REIT that is taxed as a REIT, also referred to as a qualified REIT subsidiary.

REIT TAXABLE INCOME - REIT taxable income is a non-GAAP measure calculated for tax purposes at Redwood and includes only its qualified REIT subsidiaries (i.e., excluding its taxable subsidiaries, with certain adjustments). REIT taxable income is an important measure as it is the basis of our dividend distribution requirements. We must annually distribute at least 90% of REIT taxable income, excluding net capital gains, as dividends to shareholders. As a REIT, we are not subject to corporate income taxes on the REIT taxable income we distribute. We pay corporate income tax on the REIT taxable income we retain, if any (and we are permitted to retain up to 10% of total REIT taxable income, plus net capital gains).

REMIC - A real estate mortgage investment conduit (“REMIC”) is a special purpose vehicle used to pool real estate mortgages and issue mortgage-backed securities. REMICs are typically exempt from tax at the entity level. REMICs may invest only in qualified mortgages and permitted investments, including single family or multifamily mortgages, commercial mortgages, second mortgages, mortgage participations, and Agency pass-through securities.

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RE-REMIC SECURITY - A Re-REMIC is a re-securitization of asset-backed securities. The cash flows from and any credit losses absorbed by the underlying assets can be redirected to the resulting Re-REMIC securities in a variety of ways.

RESECURITIZATION - A resecuritization is a securitization of two or more mortgage-backed securities into a new mortgage-backed security.

RESIDENTIAL MORTGAGE-BACKED SECURITIES (RMBS) - A type of mortgage-backed security that is backed by a pool of mortgages on residential properties.

RETURN ON EQUITY (ROE) - ROE is a measure of the amount of profit we generate over a given period per dollar of equity capital; ROE equals GAAP income divided by average GAAP equity.

RMBS 2.0 - Residential mortgage backed securities issued after 2008.

SENIOR SECURITIES - Generally, senior securities have the least credit risk in a securitization transaction because they are the last securities to absorb credit losses and have the highest claim on the principal and interest payments (after the fees to servicers and trustees are paid). To further reduce credit risk, most if not all, principal collected from the underlying asset pool is used to pay down the senior securities until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. At issuance, senior securities are generally triple A-rated.

SEQUOIA - Sequoia is the brand name for securitizations of residential real estate loans Redwood sponsors. Sequoia entities are independent securitization entities that acquire residential mortgage loans and create and issue asset-backed securities (“ABS”) backed by these loans. These ABS are also referred to as RMBS. Most of the loans that Sequoia entities acquire are prime-quality loans. Most of the senior ABS created by Sequoia are sold to third-party investors. Redwood usually acquires most of the subordinated ABS and may also acquire the IOs.

SHORT-TERM DEBT - Short-term debt is a debt obligation of Redwood payable within a year. We may obtain this form of debt from a variety of Wall Street firms, banks, and other institutions. We may issue this or other forms of short term debt in the future, use it to finance the accumulation of assets prior to sale or securitization, or to finance investments in loans and securities.

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SUBORDINATE SECURITIES (JUNIOR SECURITIES or NON-SENIOR SECURITIES) - Subordinate securities absorb the initial credit losses from a securitization, thus protecting the senior securities. Subordinate securities have a lower priority to receive principal and interest payments than the senior securities. Subordinate securities receive little, if any, principal payments until certain performance tests are satisfied. If certain performance tests are satisfied, principal payments are shared between the senior securities and the subordinate securities, generally on a pro rata basis. Subordinate securities generally receive interest payments even if they do not receive principal payments. At issuance, subordinate securities are generally rated double-A or below.

SUBPRIME SECURITIES - Subprime securities are RMBS backed by loans to borrowers who typically have lower credit scores and/or other credit deficiencies that prevent them from qualifying for prime or Alt-A mortgages. To compensate for the greater risks and higher costs to service the loans, subprime borrowers pay higher interest rates, points, and origination fees.

TAXABLE INCOME - Taxable income is a non-GAAP measure calculated for tax purposes for Redwood and all its subsidiaries. As taxable income calculations differ significantly from GAAP income calculations, a reconciliation is provided in Table 4 in the Financial Tables in this Review.

TAXABLE SUBSIDIARY - A taxable subsidiary is a subsidiary of a REIT that is not taxed as a REIT and thus pays taxes on its income. A taxable subsidiary is not limited to investing in real estate and real estate-related assets and it can choose to retain all of its after-tax profits.

TO BE ANNOUNCED (TBA) - A term used to describe a forward Agency mortgage-backed securities trade. Pass-through securities issued by Freddie Mac, Fannie Mae and Ginnie Mae trade in the TBA market. The term TBA is derived from the fact that the actual mortgage-backed security that will be delivered to fulfill a TBA trade is not designated at the time the trade is made. The securities are “to be announced” 48 hours prior to the established trade settlement date.

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Table 1: GAAP Earnings (in thousands, except per share data)

	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	Twelve Months 2016	Twelve Months 2015
Interest income	$50,612	$54,781	$60,307	$54,071	$60,074	$54,191	$53,857	$53,713	$56,029	$219,771	$221,835
Discount amortization on securities, net	5,722	6,125	6,339	8,068	8,573	9,115	9,324	9,838	10,061	26,254	36,850
Discount (premium) amortization on loans, net	—	—	141	189	182	178	192	195	(839)	330	747
Total interest income	56,334	60,906	66,787	62,328	68,829	63,484	63,373	63,746	65,251	246,355	259,432
Interest expense on short-term debt	(4,848)	(5,405)	(5,337)	(6,697)	(9,194)	(7,627)	(6,527)	(7,224)	(8,581)	(22,287)	(30,572)
Interest expense on ABS issued from consolidated trusts	(3,278)	(3,193)	(3,982)	(4,282)	(4,432)	(5,190)	(5,645)	(6,202)	(6,765)	(14,735)	(21,469)
Interest expense on long-term debt	(12,411)	(12,999)	(13,125)	(12,971)	(11,413)	(11,058)	(10,836)	(10,535)	(8,557)	(51,506)	(43,842)
Total interest expense	(20,537)	(21,597)	(22,444)	(23,950)	(25,039)	(23,875)	(23,008)	(23,961)	(23,903)	(88,528)	(95,883)
Net interest income	35,797	39,309	44,343	38,378	43,790	39,609	40,365	39,785	41,348	157,827	163,549
(Provision for) reversal of provision for loan losses – Residential	—	—	—	—	—	—	—	—	(1,562)	—	—
(Provision for) reversal of provision for loan losses – Commercial	—	859	6,532	(289)	240	60	261	(206)	(27)	7,102	355
Net interest income after provision	35,797	40,168	50,875	38,089	44,030	39,669	40,626	39,579	39,759	164,929	163,904
Non-interest income
Mortgage banking activities, net
Residential mortgage banking	13,979	9,766	7,728	9,280	885	331	4,833	2,219	9,847	40,753	8,268
Commercial mortgage banking	—	—	—	(2,062)	(620)	1,002	2,614	(292)	1,140	(2,062)	2,704
Mortgage servicing rights income (loss), net
MSR net servicing fee income	7,629	8,726	8,870	9,646	9,392	8,715	7,292	8,486	6,281	34,871	33,885
MSR fair value changes	34,180	1,380	(27,240)	(44,422)	7,676	(28,717)	15,352	(19,410)	(15,192)	(36,102)	(25,099)
MSR derivatives fair value changes (1)	(40,290)	(6,336)	21,153	41,057	(14,445)	23,551	(21,814)	—	—	15,584	(12,708)
Investment fair value changes, net	(9,888)	11,918	(11,066)	(19,538)	(4,251)	(14,169)	(1,788)	(1,149)	3,819	(28,574)	(21,357)
Realized gains, net	1,972	6,615	9,884	9,538	20,199	5,548	6,316	4,306	4,790	28,009	36,369
Other income	2,181	1,643	1,559	955	757	327	1,299	809	181	6,338	3,192
Total non-interest income (loss), net	9,763	33,712	10,888	4,454	19,593	(3,412)	14,104	(5,031)	10,866	58,817	25,254
Fixed compensation expense	(5,310)	(5,253)	(5,875)	(7,894)	(8,009)	(8,642)	(9,286)	(9,156)	(7,948)	(24,332)	(35,093)
Variable compensation expense	(4,757)	(5,802)	(4,262)	(1,760)	(1,470)	(3,567)	(3,578)	(3,991)	(6,467)	(16,581)	(12,606)
Equity compensation expense	(1,976)	(2,031)	(2,754)	(2,332)	(2,809)	(2,835)	(3,539)	(2,738)	(2,335)	(9,093)	(11,921)
Restructuring charges	144	(4)	118	(10,659)	—	—	—	—	—	(10,401)	—
Other operating expense	(5,925)	(7,265)	(7,382)	(7,807)	(10,350)	(9,453)	(8,815)	(9,178)	(9,712)	(28,379)	(37,796)
Total operating expenses	(17,824)	(20,355)	(20,155)	(30,452)	(22,638)	(24,497)	(25,218)	(25,063)	(26,462)	(88,786)	(97,416)
(Provision for) benefit from income taxes	(2,381)	(972)	(327)	(28)	74	7,404	(2,448)	5,316	2,959	(3,708)	10,346
Net income	$25,355	$52,553	$41,281	$12,063	$41,059	$19,164	$27,064	$14,801	$27,122	$131,252	$102,088
Diluted average shares (2)	85,838	97,832	97,762	77,138	103,377	85,075	94,950	85,622	85,384	97,909	84,518
Diluted earnings per common share	$0.31	$0.58	$0.48	$0.15	$0.46	$0.22	$0.31	$0.16	$0.31	$1.54	$1.18

(1)
During the second quarter of 2015, we began to specifically identify derivatives associated with our MSRs and include market valuation adjustments associated with these derivatives in MSR income (loss), net. Prior to the second quarter of 2015, valuation adjustments of MSR hedges were presented in Investment fair value changes, net.

(2)
Diluted average shares includes shares from the assumed conversion of our convertible and/or exchangeable debt in certain periods, in accordance with GAAP diluted EPS provisions. See Table 2 that follows for details of this calculation for the current year and our respective Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for prior years.

THE REDWOOD REVIEW I 4TH QUARTER 2016	Table 1: GAAP Earnings 48

Table 2: GAAP and Core Diluted Earnings (1) per Common Share (in thousands, except per share data)

	2016 Q4	2016 Q3
GAAP Diluted Earnings per Common Share:
Net income attributable to Redwood	$25,355	$52,553
Less: Dividends and undistributed earnings allocated to participating securities	(769)	(1,439)
Add back: Interest expense on convertible notes for the period (2)	2,130	6,115
Net income allocated to common shareholders	$26,716	$57,229

Basic Weighted average common share outstanding	76,509	76,680
Net effect of dilutive equity awards	58	55
Net effect of assumed convertible notes conversion to common shares (2)	9,271	21,097
Diluted weighted average common shares outstanding	85,838	97,832

GAAP Diluted Earnings per Common Share	$0.31	$0.58

Core Diluted Earnings per Common Share:
Core earnings	$26,926	$32,567
Less: Dividends and undistributed earnings allocated to participating securities	(871)	(995)
Add back: Interest expense on convertible notes for the period (2)	5,986	6,115
Core earnings allocated to common shareholders	$32,041	$37,687

Basic weighted average common share outstanding	76,509	76,680
Net effect of dilutive equity awards	58	55
Net effect of assumed convertible notes conversion to common shares (2)	21,097	21,097
Diluted weighted average common shares outstanding	97,664	97,832

Core Diluted Earnings per Common Share	$0.33	$0.39

(1)
A reconciliation of GAAP net income to core earnings is included in the GAAP and Core Earnings section that starts on page 11 and a definition of core earnings is included in the Core Earnings Definition section of the Appendix.

(2)
Certain convertible notes were determined to be dilutive and were included in the calculations of diluted EPS under the "if-converted" method. Under this method, the periodic interest expense (net of applicable taxes) for dilutive notes is added back to the numerator and the number of shares that the notes are entitled to (if converted, regardless of whether they are in or out of the money) are included in the denominator.

THE REDWOOD REVIEW I 4TH QUARTER 2016	Table 2: GAAP and Core Earnings per Diluted Common Share 49

Table 3: Segment Results ($ in thousands)

	Three Months Ended December 31, 2016					Three Months Ended September 30, 2016
	Residential Mortgage Banking	Residential Investments	Commercial	Corporate/ Other	Total	Residential Mortgage Banking	Residential Investments	Commercial	Corporate/ Other	Total
Interest income	$9,051	$39,362	$2,853	$5,068	$56,334	$8,831	$39,981	$7,195	$4,899	$60,906
Interest expense	(3,472)	(4,318)	—	(12,747)	(20,537)	(3,826)	(4,471)	(542)	(12,758)	(21,597)
Net interest income (loss)	5,579	35,044	2,853	(7,679)	35,797	5,005	35,510	6,653	(7,859)	39,309

Reversal of provision (provision for) loan losses	—	—	—	—	—	—	—	859	—	859
Net interest income (loss) after provision	5,579	35,044	2,853	(7,679)	35,797	5,005	35,510	7,512	(7,859)	40,168
Non-interest income
Mortgage banking activities, net	13,979	—	—	—	13,979	9,766	—	—	—	9,766
MSR income, net	—	1,519	—	—	1,519	—	3,770	—	—	3,770
Investment fair value changes, net	—	(10,032)	2,170	(2,026)	(9,888)	—	11,973	203	(258)	11,918
Other income	—	1,940	241	—	2,181	—	1,643	—	—	1,643
Realized gains, net	—	1,204	768	—	1,972	—	1,991	4,624	—	6,615
Total non-interest income (loss)	13,979	(5,369)	3,179	(2,026)	9,763	9,766	19,377	4,827	(258)	33,712

Operating expenses	(6,077)	(2,525)	(207)	(9,015)	(17,824)	(5,807)	(2,498)	(253)	(11,797)	(20,355)
Provision for income taxes	(1,620)	(761)	—	—	(2,381)	(240)	(732)	—	—	(972)
Segment contribution	$11,861	$26,389	$5,825	$(18,720)		$8,724	$51,657	$12,086	$(19,914)
Net income					$25,355					$52,553

Segment assets and liabilities	December 31, 2016					September 30, 2016
Residential loans	$835,399	$2,261,016	$—	$791,636	$3,888,051	$1,188,514	$2,282,674	$—	$839,976	$4,311,164
Real estate securities	—	926,669	91,770	—	1,018,439	—	864,300	72,610	—	936,910
Commercial loans	—	—	2,700	—	2,700	—	—	30,400	—	30,400
Mortgage servicing rights	—	118,526	—	—	118,526	—	106,009	—	—	106,009
Cash and cash equivalents	—	72,202	—	140,642	212,844	—	70,711	—	150,661	221,372
Other assets	30,957	140,105	2,547	69,308	242,917	26,726	146,319	497	93,222	266,764
Total assets	$866,356	$3,518,518	$97,017	$1,001,586	$5,483,477	$1,215,240	$3,470,013	$103,507	$1,083,859	$5,872,619

Short-term debt
Mortgage loan warehouse debt	$485,544	$—	$—	$—	$485,544	$837,846	$—	$—	$—	$837,846
Security repurchase facilities	—	305,995	—	—	305,995	—	279,559	—	—	279,559
Other liabilities	21,389	43,131	38	83,807	148,365	24,553	50,743	830	109,217	185,343
ABS issued, net	—	—	—	773,462	773,462	—	—	—	819,868	819,868
Long-term debt, net	—	1,999,999	—	620,684	2,620,683	—	1,999,999	—	619,874	2,619,873
Total liabilities	$506,933	$2,349,125	$38	$1,477,953	$4,334,049	$862,399	$2,330,301	$830	$1,548,959	$4,742,489

THE REDWOOD REVIEW I 4TH QUARTER 2016	Table 3: Segment Results 50

Table 4: Taxable and GAAP Income (1) Differences and Dividends ($ in thousands, except for per share data)

	Estimated Twelve Months 2016 (2)			Actual Twelve Months 2015 (2)			Actual Twelve Months 2014 (2)
	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences	Taxable Income	GAAP Income	Differences
Taxable and GAAP Income Differences
Interest income	$232,997	$246,355	$(13,358)	$227,133	$259,432	$(32,299)	$206,214	$242,070	$(35,856)
Interest expense	(76,396)	(88,528)	12,132	(79,830)	(95,883)	16,053	(67,208)	(87,463)	20,255
Net interest income	156,601	157,827	(1,226)	147,303	163,549	(16,246)	139,006	154,607	(15,601)
Reversal of provision (provision for) loan losses	—	7,102	(7,102)	—	355	(355)	—	(961)	961
Realized credit losses	(7,989)	—	(7,989)	(8,645)	—	(8,645)	(6,734)	—	(6,734)
Mortgage banking activities, net	26,459	38,691	(12,232)	(24,637)	10,972	(35,609)	5,562	34,938	(29,376)
MSR income (loss), net	86,638	14,353	72,285	33,669	(3,922)	37,591	15,763	(4,261)	20,024
Investment fair value changes, net	(10,410)	(28,574)	18,164	(2,827)	(21,357)	18,530	(2,064)	(10,146)	8,082
Operating expenses	(88,838)	(88,786)	(52)	(103,236)	(97,416)	(5,820)	(97,435)	(90,123)	(7,312)
Other income (expense), net	2,760	6,338	(3,578)	2,174	3,192	(1,018)	(8,219)	1,781	(10,000)
Realized gains, net	284	28,009	(27,725)	—	36,369	(36,369)	—	15,478	(15,478)
(Provision for) benefit from income taxes	(155)	(3,708)	3,553	(150)	10,346	(10,496)	(132)	(744)	612
Income	$165,350	$131,252	$34,098	$43,651	$102,088	$(58,437)	$45,747	$100,569	$(54,822)

REIT taxable income	$97,278			$85,685			$63,989
Taxable income (loss) at taxable subsidiaries	68,072			(42,034)			(18,242)
Taxable income	$165,350			$43,651			$45,747

Shares used for taxable EPS calculation	76,835			78,163			83,443
REIT taxable income per share (3)	$1.27			$1.05			$0.77
Taxable income (loss) per share at taxable subsidiaries	$0.88			$(0.50)			$(0.22)
Taxable income per share (3)	$2.15			$0.55			$0.55

Dividends
Dividends declared	$86,240			$92,493			$92,935
Dividends per share (4)	$1.12			$1.12			$1.12

(1)
Taxable income for 2016 is an estimate until we file our tax returns for this year. To the extent we expect to pay tax at the corporate level (generally as a result of activity at our taxable REIT subsidiaries), we are required to record a tax provision for GAAP reporting purposes. Any tax provision (or benefit) is not intended to reflect the actual amount we expect to pay (or receive as an income tax refund) as it is expected to be utilized in future periods, as GAAP income is earned at our TRS. It is our intention to retain any excess inclusion income generated in 2016 at our TRS and not pass it through to our shareholders.

(2)	Reconciliation of GAAP income to taxable income (loss) for prior quarters is provided in the respective Redwood Reviews for those quarters.

(3)
REIT taxable income per share and taxable income (loss) per share are based on the number of shares outstanding at the end of each quarter. The annual REIT taxable income per share and taxable income (loss) per share are the sum of the four quarterly per share estimates.

(4)
Dividends in 2016 are expected to be characterized as 100% ordinary income (or $86 million). Dividends in 2015 were characterized as 100% ordinary income (or $92 million). Dividends in 2014 were characterized as 90% ordinary income (or $84 million), and 10% return of capital (or $9 million). The portion of Redwood's dividends characterized as a return of capital is not taxable to a shareholder and reduces a shareholder's basis for shares held at each quarterly distribution date, but not to below $0.

THE REDWOOD REVIEW I 4TH QUARTER 2016	Table 4: Taxable and GAAP Income Differences and Dividends 51

Table 5: Financial Ratios and Book Value ($ in thousands, except per share data)

	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3	2015 Q2	2015 Q1	2014 Q4	Twelve Months 2016	Twelve Months 2015
Financial performance ratios
Net interest income	$35,797	$39,309	$44,343	$38,378	$43,790	$39,609	$40,365	$39,785	$41,348	$157,827	$163,549
Operating expenses	$(17,824)	$(20,355)	$(20,155)	$(30,452)	$(22,638)	$(24,497)	$(25,218)	$(25,063)	$(26,462)	$(88,786)	$(97,416)
GAAP net income	$25,355	$52,553	$41,281	$12,063	$41,059	$19,164	$27,064	$14,801	$27,122	$131,252	$102,088

Average total assets	$5,613,048	$5,880,281	$5,954,162	$6,131,715	$6,480,586	$5,977,645	$5,730,268	$5,866,851	$5,848,856	$5,893,998	$6,015,420
Average total equity	$1,137,948	$1,111,507	$1,089,289	$1,110,187	$1,189,289	$1,244,327	$1,265,647	$1,262,883	$1,259,581	$1,112,313	$1,240,345

Operating expenses / average total assets	1.27%	1.38%	1.35%	1.99%	1.40%	1.64%	1.76%	1.71%	1.81%	1.51%	1.62%
Operating expenses / average total equity	6.27%	7.33%	7.40%	10.97%	7.61%	7.87%	7.97%	7.94%	8.40%	7.98%	7.85%

GAAP net income / average total assets	1.81%	3.57%	2.77%	0.79%	2.53%	1.28%	1.89%	1.01%	1.85%	2.23%	1.70%
GAAP net income / average equity (GAAP ROE)	8.91%	18.91%	15.16%	4.35%	13.81%	6.16%	8.55%	4.69%	8.61%	11.80%	8.23%
Adjusted ROE (non-GAAP) (1)										12.46%	9.19%

Leverage ratios and book value per share
Short-term debt	$791,539	$1,117,405	$1,059,045	$804,175	$1,855,003	$1,872,793	$1,367,062	$1,502,164	$1,793,825
Long-term debt – Commercial secured borrowing	—	—	65,240	65,181	63,152	65,578	65,232	68,077	66,707
Long-term debt – Other (2)	2,627,764	2,627,764	2,627,764	2,627,764	1,975,023	1,756,299	1,514,122	1,482,792	1,127,860
Total debt at Redwood	$3,419,303	$3,745,169	$3,752,049	$3,497,120	$3,893,178	$3,694,670	$2,946,416	$3,053,033	$2,988,392

ABS issued at consolidated entities
Residential Resecuritization ABS issued	$—	$—	$—	$—	$—	$5,261	$18,872	$34,280	$45,044
Commercial Securitization ABS issued	—	—	—	51,680	53,137	67,946	69,914	79,676	83,313
Legacy Sequoia entities ABS issued	773,462	819,868	859,628	907,023	996,820	1,105,588	1,173,336	1,239,065	1,416,762
Total ABS issued (2)	$773,462	$819,868	$859,628	$958,703	$1,049,957	$1,178,795	$1,262,122	$1,353,021	$1,545,119
Consolidated Debt	$4,192,765	$4,565,037	$4,611,677	$4,455,823	$4,943,135	$4,873,465	$4,208,538	$4,406,054	$4,533,511
Stockholders' equity	$1,149,428	$1,130,130	$1,092,603	$1,085,750	$1,146,265	$1,206,575	$1,264,785	$1,257,210	$1,256,142
Debt at Redwood to stockholders' equity (3)	3.0x	3.3x	3.4x	3.2x	3.4x	3.1x	2.3x	2.4x	2.3x
Consolidated debt to stockholders' equity	3.6x	4.0x	4.2x	4.1x	4.3x	4.0x	3.3x	3.5x	3.6x
Shares outstanding at period end (in thousands)	76,835	76,682	76,935	76,627	78,163	82,125	84,552	83,749	83,443
Book value per share	$14.96	$14.74	$14.20	$14.17	$14.67	$14.69	$14.96	$15.01	$15.05

(1)
Adjusted ROE (non-GAAP) is calculated as GAAP net income divided by average total equity less average accumulated other comprehensive income of $59 million and $130 million for the years ended December 31, 2016 and 2015, respectively. See "Adjusted ROE" in the Glossary section of the Appendix to this Redwood Review for additional information on this metric.

(2)	Long-term debt - other and ABS issued presented above do not include deferred securities issuance costs.

(3)
Excludes ABS obligations of consolidated securitization entities, including legacy Sequoia securitizations completed prior to 2012, the residential resecuritization completed in 2011, and the commercial securitization completed in 2012. Also excludes commercial secured borrowings associated with commercial A-notes that were sold, but treated as secured borrowings under GAAP.

THE REDWOOD REVIEW I 4TH QUARTER 2016	Table 5: Financial Ratios and Book Value 52

Table 6: Balance & Yields by Portfolio (1) ($ in thousands)

	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3		2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3
Securities – Prime Senior							Securities – Subordinate
Principal balance	$139,736	$68,288	$70,717	$120,577	$434,768	$279,793	Principal balance	$889,944	$792,571	$747,408	$716,426	$658,403	$560,529
Unamortized discount	(40,379)	(6,116)	(6,614)	(13,491)	(21,295)	(27,497)	Unamortized discount	(161,821)	(150,915)	(157,445)	(154,759)	(153,697)	(147,867)
Credit reserve	(4,174)	(1,483)	(987)	(1,108)	(1,305)	(2,377)	Credit reserve	(35,802)	(35,037)	(33,982)	(35,494)	(32,131)	(32,865)
Unrealized gains, net	33,660	2,780	2,080	5,545	16,772	23,600	Unrealized gains, net	66,792	73,002	65,397	62,327	61,775	70,406
IO securities	32,230	19,098	17,709	22,177	30,623	29,062	IO securities	234	273	260	250	240	247
Fair value	$161,073	$82,567	$82,905	$133,700	$459,563	$302,581	Fair value	$759,347	$679,894	$621,638	$588,750	$534,590	$450,450

Average amortized cost	$112,814	$79,905	$97,262	$266,151	$370,769	$298,428	Mezzanine (3)
Interest income	$4,644	$2,543	$3,009	$5,660	$7,066	$6,722	Average amortized cost	$361,750	$361,729	$329,308	$354,239	$267,974	$271,554
Annualized yield (2)	16.47%	12.73%	12.37%	8.51%	7.62%	9.01%	Interest income	$4,608	$4,392	$4,077	$4,231	$3,533	$3,561
							Annualized yield	5.10%	4.86%	4.95%	4.78%	5.27%	5.25%
Securities – Non-Prime Senior
Principal balance	$9,126	$9,372	$10,137	$31,781	$75,591	$174,285	Subordinate (3)
Unamortized discount	(1,498)	(1,635)	(1,813)	(3,262)	(8,395)	(25,505)	Average amortized cost	$279,888	$222,036	$204,334	$134,461	$141,044	$128,875
Credit reserve	(640)	(641)	(622)	(687)	(5,101)	(8,964)	Interest income	$6,336	$5,565	$5,320	$3,896	$3,930	$4,087
Unrealized gains, net	715	725	426	1,261	6,162	18,224	Annualized yield	9.06%	10.03%	10.41%	11.59%	11.15%	12.69%
IO securities	4,837	5,394	5,423	5,414	5,782	6,514
Fair value	$12,540	$13,215	$13,551	$34,507	$74,039	$164,554	Residential Loans, held-for-investment (excludes legacy Sequoia)

Average amortized cost	$12,259	$12,643	$17,643	$59,715	$120,429	$149,589	Principal balance	$2,233,796	$2,211,759	$2,208,823	$2,275,298	$1,758,990	$1,325,626
Interest income	$671	$705	$890	$1,940	$3,215	$3,824	Unrealized gains, net	27,220	70,915	68,738	68,655	32,205	34,651
Annualized yield (2)	21.90%	22.30%	20.18%	13.00%	10.68%	10.23%	Fair value	$2,261,016	$2,282,674	$2,277,561	$2,343,953	$1,791,195	$1,360,277

Securities – Re-REMIC							Average amortized cost	$2,237,167	$2,260,895	$2,288,560	$1,986,635	$1,566,959	$1,167,534
Principal balance	$95,608	$180,754	$188,404	$189,146	$189,782	$192,215	Interest income	$21,585	$21,923	$22,333	$19,306	$15,526	$11,258
Unamortized discount	(19,613)	(59,146)	(64,484)	(66,586)	(71,670)	(74,377)	Annualized yield	3.86%	3.88%	3.90%	3.89%	3.96%	3.86%
Credit reserve	(6,857)	(10,452)	(9,352)	(11,258)	(10,332)	(11,135)
Unrealized gains, net	16,341	50,078	51,139	51,668	57,284	60,936	Commercial Mezzanine Loans
Fair value	$85,479	$161,234	$165,707	$162,970	$165,064	$167,639	Principal balance	$3,000	$30,742	$264,448	$310,010	$311,553	$333,442
							Discount/Valuation Adj.	(300)	(342)	(3,766)	(3,908)	(4,096)	(4,278)
Average amortized cost	$79,142	$113,638	$112,930	$109,501	$107,384	$105,572	Credit reserve	—	—	(859)	(7,390)	(7,102)	(7,341)
Interest income	$2,500	$5,395	$5,121	$5,367	$4,341	$4,555	Carrying value	$2,700	$30,400	$259,823	$298,712	$300,355	$321,823
Annualized yield	12.64%	18.99%	18.14%	19.61%	16.17%	17.26%
							Average amortized cost	$18,738	$261,194	$263,547	$295,531	$309,577	$322,989
							Interest income	$1,662	$6,453	$12,049	$7,833	$10,508	$8,760
							Annualized yield	35.48%	9.88%	18.29%	10.60%	13.58%	10.85%

(1)	Annualized yields for securities are calculated using average amortized cost for AFS securities and average fair value for trading securities.

(2)	Yields for prime and non-prime senior securities include investments in Sequoia IO securities, for which yields are calculated using fair value, as these are trading securities.

(3)
Mezzanine and subordinate together comprise our subordinate portfolio of securities. We have shown them separately to present their different yield profiles. During 2016, a growing proportion of our subordinate securities are designated as trading securities and carried at fair value. See our respective Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for further information.

THE REDWOOD REVIEW I 4TH QUARTER 2016	Table 6: Balances & Yields by Portfolio 53

Table 7: Securities and Loan Portfolio Activity ($ in thousands)

	2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3		2016 Q4	2016 Q3	2016 Q2	2016 Q1	2015 Q4	2015 Q3
Securities – Prime Senior							Residential Loans, held-for-sale
Beginning fair value	$82,567	$82,905	$133,700	$459,563	$302,581	$341,387	Beginning carrying value	$1,188,514	$882,380	$441,076	$1,115,738	$1,506,151	$892,081
Acquisitions	4,943	—	—	—	203,406	—	Acquisitions	1,132,561	1,252,135	1,342,079	1,218,649	2,163,783	2,987,187
Sales	(1,463)	—	(38,913)	(295,988)	(21,547)	(3,623)	Sales	(1,268,943)	(774,106)	(830,974)	(1,269,135)	(2,101,933)	(2,132,895)
Effect of principal payments	(5,175)	(3,937)	(3,918)	(13,528)	(20,508)	(17,508)	Principal repayments	(24,427)	(20,574)	(12,332)	(23,589)	(33,259)	(17,802)
Transfers between portfolios (1)	75,058	1,889	—	—	—	—	Transfers between portfolios	(186,116)	(151,919)	(63,328)	(606,026)	(412,824)	(233,429)
Change in fair value, net	5,143	1,710	(7,964)	(16,347)	(4,369)	(17,675)	Changes in fair value, net	(6,190)	598	5,859	5,439	(6,180)	11,009
Ending fair value	$161,073	$82,567	$82,905	$133,700	$459,563	$302,581	Ending fair value	$835,399	$1,188,514	$882,380	$441,076	$1,115,738	$1,506,151

Securities – Non-Prime Senior							Residential Loans, held-for-investment (excluding consolidated Sequoia Entities)
Beginning fair value	$13,215	$13,551	$34,507	$74,039	$164,554	$173,081	Beginning carrying value	$2,282,674	$2,277,561	$2,343,953	$1,791,195	$1,360,277	$1,157,285
Acquisitions	—	—	—	—	700	—	Principal repayments	(162,512)	(146,151)	(129,073)	(76,731)	(62,020)	(39,514)
Sales	—	—	(18,396)	(32,315)	(71,870)	—	Transfers between portfolios	186,116	151,919	63,328	606,026	504,445	233,429
Effect of principal payments	(189)	(615)	(1,758)	(2,483)	(7,579)	(7,510)	Changes in fair value, net	(45,262)	(655)	(647)	23,463	(11,507)	9,077
Change in fair value, net	(486)	279	(802)	(4,734)	(11,766)	(1,017)	Ending fair value	$2,261,016	$2,282,674	$2,277,561	$2,343,953	$1,791,195	$1,360,277
Ending fair value	$12,540	$13,215	$13,551	$34,507	$74,039	$164,554
							Residential Loans, held-for-investment at Consolidated Sequoia Entities
Securities – Re-REMIC							Beginning carrying value	$839,976	$880,197	$930,027	$1,021,870	$1,170,246	$1,237,114
Beginning fair value	$161,234	$165,707	$162,970	$165,064	$167,639	$169,084	Principal repayments	(49,659)	(46,810)	(53,596)	(54,212)	(57,523)	(65,556)
Sales	—	—	—	—	(1,170)	—	Transfers to REO	(3,154)	(2,612)	(3,825)	(1,975)	(1,742)	(893)
Effect of principal payments	(1,828)	(4,917)	(13)	—	(87)	(123)	Transfers between portfolios	—	—	—	—	(91,621)	—
Transfers between portfolios (1)	(75,058)	(1,889)	—	—	—	—	Changes in fair value, net	4,473	9,201	7,591	(35,656)	2,510	(419)
Change in fair value, net	1,131	2,333	2,750	(2,094)	(1,318)	(1,322)	Ending fair value	$791,636	$839,976	$880,197	$930,027	$1,021,870	$1,170,246
Ending fair value	$85,479	$161,234	$165,707	$162,970	$165,064	$167,639
							Commercial Loans, held-for-sale
Securities – Subordinate (2)							Beginning carrying value	$30,400	$237,538	$—	$39,141	$80,756	$165,853
Beginning fair value	$679,894	$621,638	$588,750	$534,590	$450,450	$474,047	Originations	—	—	—	37,625	99,625	167,510
Acquisitions	106,415	75,676	77,016	63,345	113,037	9,423	Sales	(15,965)	(203,634)	—	(77,183)	(140,668)	(256,581)
Sales	(11,809)	(25,610)	(42,631)	(8,485)	(15,806)	(29,462)	Principal repayments	(12,502)	(3,204)	—	(16)	(19)	—
Effect of principal payments	(8,182)	(7,985)	(11,323)	(5,404)	(5,016)	(4,715)	Transfers between portfolios	—	—	237,538	—	—	—
Change in fair value, net	(6,971)	16,175	9,826	4,704	(8,075)	1,157	Changes in fair value, net	767	(300)	—	433	(553)	3,974
Ending fair value	$759,347	$679,894	$621,638	$588,750	$534,590	$450,450	Ending fair value	$2,700	$30,400	$237,538	$—	$39,141	$80,756

Securities – Mezzanine (2)							Commercial Loans, held-for-investment at amortized cost
Beginning fair value	$372,300	$375,636	$370,105	$360,764	$276,208	$290,283	Beginning carrying value	$—	$22,285	$298,712	$300,355	$321,823	$320,245
Acquisitions	56,381	25,464	43,432	12,649	100,122	9,423	Originations	—	—	—	—	—	12,869
Sales	(8,798)	(25,610)	(36,207)	(4,000)	(8,899)	(24,980)	Principal repayments	—	(23,144)	(45,562)	(1,543)	(21,890)	(11,529)
Effect of principal payments	(5,355)	(5,398)	(5,165)	(3,530)	(2,749)	(1,946)	Transfers between portfolios	—	—	(237,538)	—	—	—
Change in fair value, net	(7,361)	2,208	3,471	4,222	(3,918)	3,428	Provision for loan losses	—	859	6,532	(289)	240	60
Ending fair value	$407,167	$372,300	$375,636	$370,105	$360,764	$276,208	Discount/fee amortization	—	—	141	189	182	178
							Ending carrying value (3)	$—	$—	$22,285	$298,712	$300,355	$321,823

							Mortgage Servicing Rights
							Beginning carrying value	$106,009	$110,046	$126,620	$191,976	$162,726	$168,462
							Additions	2,421	3,443	10,691	8,807	21,305	22,760
							Sales	(24,021)	(8,860)	—	(29,559)	—	—
							Changes in fair value, net	34,117	1,380	(27,265)	(44,604)	7,945	(28,496)
							Ending fair value	$118,526	$106,009	$110,046	$126,620	$191,976	$162,726

(1)	In 2016, certain Re-REMIC securities we held were exchanged for the underlying senior securities.

(2)
Securities-subordinate, as presented above, includes mezzanine securities. Mezzanine securities have also been presented separately to provide additional detail on this portion of the subordinate securities portfolio.

(3)	The carrying value of our commercial loans, held-for-investment at amortized cost excludes commercial A-notes, which are carried at fair value.

THE REDWOOD REVIEW I 4TH QUARTER 2016	Table 7: Securities and Loan Portfolio Activity 54

Table 8: Consolidating Balance Sheet ($ in thousands)

	December 31, 2016			September 30, 2016
	At Redwood (1)	Consolidated Sequoia Entities (1)	Redwood Consolidated	At Redwood (1)	Consolidated Sequoia Entities (1)	Redwood Consolidated
Residential loans	$3,096,415	$791,636	$3,888,051	$3,471,188	$839,976	$4,311,164
Commercial loans	2,700	—	2,700	30,400	—	30,400
Real estate securities	1,018,439	—	1,018,439	936,910	—	936,910
Mortgage servicing rights	118,526	—	118,526	106,009	—	106,009
Cash and cash equivalents	212,844	—	212,844	221,372	—	221,372
Total earning assets	4,448,924	791,636	5,240,560	4,765,879	839,976	5,605,855
Other assets (2)	236,236	6,681	242,917	259,341	7,423	266,764
Total assets	$4,685,160	$798,317	$5,483,477	$5,025,220	$847,399	$5,872,619
Short-term debt	$791,539	$—	$791,539	$1,117,405	$—	$1,117,405
Other liabilities	147,847	518	148,365	184,820	523	185,343
ABS issued, net	—	773,462	773,462	—	819,868	819,868
Long-term debt, net	2,620,683	—	2,620,683	2,619,873	—	2,619,873
Total liabilities	3,560,069	773,980	4,334,049	3,922,098	820,391	4,742,489

Equity	1,125,091	24,337	1,149,428	1,103,122	27,008	1,130,130
Total liabilities and equity	$4,685,160	$798,317	$5,483,477	$5,025,220	$847,399	$5,872,619

(1)
The format of this consolidating balance sheet is provided to more clearly delineate between the assets belonging to consolidated Sequoia securitization entities that we are required to consolidate on our balance sheet in accordance with GAAP, but which are not legally ours, and the liabilities of these consolidated entities, which are payable only from the cash flows generated by their assets and are, therefore, nonrecourse to us, and the assets that are legally ours and the liabilities of ours for which there is recourse to us.

(2)
At December 31, 2016 and September 30, 2016, other assets at Redwood included a total of $45 million and $47 million of assets, respectively, held by third party custodians and pledged as collateral to the GSEs in connection with credit risk-sharing arrangements relating to conforming residential loans. These pledged assets can only be used to settle obligations to the GSEs under these risk-sharing arrangements.

THE REDWOOD REVIEW I 4TH QUARTER 2016	Table 8: Consolidating Balance Sheet 55

Redwood Trust Corporate Information

EXECUTIVE MANAGEMENT:

Marty Hughes
Chief Executive Officer

Christopher J. Abate
President and Chief Financial Officer

Andrew P. Stone
Executive Vice President, General Counsel and Secretary

Bo Stern
Chief Investment Officer

Garnet W. Kanouse
Managing Director - Head of Residential

CORPORATE HEADQUARTERS:

One Belvedere Place, Suite 300
Mill Valley, California 94941
Telephone: (415) 389-7373

CHICAGO OFFICE:

225 W. Washington Street, Suite 1440
Chicago, IL 60606

DENVER METRO AREA OFFICE:

8310 South Valley Highway, Suite 425
Englewood, Colorado 80112

STOCK LISTING:

The Company's common stock is traded on the New York Stock Exchange under the symbol **RWT**

TRANSFER AGENT:

Computershare Trust Company, N.A.
2 North LaSalle Street
Chicago, IL 60602
Telephone: (888) 472-1955

DIRECTORS:

Richard D. Baum
Chairman of the Board
and Former Chief Deputy Insurance
Commissioner for the State of California

Douglas B. Hansen
Vice-Chairman of the Board
and Private Investor

Mariann Byerwalter
Chairman, SRI International
Chairman, JDN Corporate Advisory LLC

Debora D. Horvath
Principal, Horvath Consulting LLC

Marty Hughes
Chief Executive Officer

Greg H. Kubicek
President, The Holt Group, Inc.

Karen R. Pallotta
Owner, KRP Advisory Services, LLC

Jeffrey T. Pero
Retired Partner, Latham & Watkins LLP

Georganne C. Proctor
Former Chief Financial Officer, TIAA-CREF

INVESTOR RELATIONS:

Kristin Brown
Vice President, Investor Relations
Telephone: (866) 269-4976
Email: investorrelations@redwoodtrust.com

For more information about Redwood Trust, please visit our website at: www.redwoodtrust.com